Exhibit 2.1

EXECUTION COPY

ASSET PURCHASE AGREEMENT

by and among

NAVISTAR, INC.,

INTERNATIONAL TRUCK AND ENGINE INVESTMENTS CORPORATION,

and

FREIGHTCAR ALABAMA, LLC

Dated February 26, 2018

i

EXHIBITS

Exhibit A	—	Form of Incentive Assignment
Exhibit B	—	Form of Lease Assignment Agreement
Exhibit C	—	Form of Bill of Sale
Exhibit D	—	Form of Assignment and Assumption Agreement
Exhibit E	—	Form of Transition Services Agreement

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 26, 2018, by and among Navistar, Inc., a Delaware corporation (“Navistar”), International Truck and Engine Investments Corporation, a Delaware corporation (“International Truck” and collectively with Navistar, “Seller”), and FreightCar Alabama, LLC, a Delaware limited liability company (“Buyer”). Seller and Buyer are referred to collectively herein as the “Parties” and each individually as a “Party”.

R E C I T A L S

WHEREAS, Navistar leases the Facility under the terms of the Master Lease by and between Navistar and the Master Lease Landlord;

WHEREAS, Buyer subleases a portion of the Facility under the terms of the Sublease by and between Navistar and Buyer;

WHEREAS, Seller is engaged in the business of manufacturing, distributing and selling railcar parts and components at the Facility (the “Business”); and

WHEREAS, Buyer desires to purchase and assume from Seller, and Seller desires to sell and assign to Buyer, certain assets and liabilities of the Business and the Master Lease, upon the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.01    Defined Terms. As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means any proposal for a merger or business combination involving the Business or the Purchased Assets, or any proposal or offer to acquire in any manner, directly or indirectly, a substantial portion of the assets comprising the Business, the Facility, or the Purchased Assets.

“Affiliate” means, with respect to a specified Person, a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with, the specified Person. For purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means (a) the possession, directly or indirectly, of the power to vote 25% or more of the securities or other equity interests of a Person having ordinary voting power, (b) the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, by contract or otherwise or (c) being a director, officer, executor, trustee or fiduciary (or their equivalents) of a Person or a Person that controls such Person.

“Business Confidential Information” means any information or data concerning the Business, the Purchased Assets, or the Facility which information is not already generally available to the public or later becomes public knowledge other than through Seller or its Affiliates in violation of this Agreement.

“Business Day” means a day other than Saturday, Sunday or any other day on which commercial banks in Chicago, Illinois are authorized or required by law to close.

“Business Employees” means all present or former employees (including any leased or temporary employees) of Seller engaged in whole or in part in the Business or who spend a material portion of their working time at the Facility.

“Closing Date” means the date on which the Closing occurs.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commercial Software” means commercially available software programs that are (a) generally available to the public pursuant to non-exclusive, non-negotiated end-user licenses for which the aggregate fees paid are less than $10,000, and (b) in no way a component of or incorporated in any products or services of the Business.

“Competitive Activity” means the manufacture, distribution and sales of railcars, railcar parts, and railcar components.

“Contract” means (a) any contract, letter contract, agreement, lease, purchase order, sale order, delivery order or instrument of indebtedness, but excluding any contract, letter contract or other agreement that, by its terms, purports to be non-binding or (b) other binding arrangement, understanding, instrument, obligation or commitment of any kind or character.

“Contractual Obligation” means, with respect to any Person, any Contract, agreement, deed, mortgage, lease or license, whether written or oral, which pertains to such Person or any material assets of such Person.

“Covered Employees” means (a) Business Employees, or (b) beneficiaries of any Business Employees.

“Data Room” means the electronic data room containing documents and materials relating to the Business and the Facility, maintained by Navistar and made available to Buyer, as constituted on or prior to 5:00 p.m., Chicago time, two Business Days prior to the date of this Agreement.

“Debt” means, with respect to any Person at any date, all indebtedness of such Person and its direct and indirect subsidiaries (whether secured or unsecured), including: (a) all obligations for borrowed money (whether current or non-current, short-term or long-term), including, notes, loans, lines of credit, bonds, debentures, obligations in respect of letters of credit and bankers’ acceptances issued for the account of such Person and its direct and indirect subsidiaries, and all associated Liabilities, (b) the outstanding indebtedness with respect to all equipment lease Contractual Obligations (capitalized or otherwise), (c) the maximum Liability under any payment obligations (whether or not contingent) with respect to acquisitions of assets or businesses in whatever form (including obligations with respect to non-compete, consulting or other arrangements), (d) all obligations with respect to the factoring and discounting of accounts receivable, (e) all obligations arising from cash/book overdrafts or negative cash balances, (f) all accrued but unpaid franchise, income and excise Tax Liabilities, (g) all Liabilities secured by an Encumbrance (other than Permitted Encumbrances) on any property or asset owned by such Person or its direct and indirect subsidiaries, (h) all guarantees, including, guaranties of payment, collection and performance, (i) all Liabilities for the deferred purchase price of property or services (including liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property), (j) all Liabilities relating to unfunded, vested benefits under any Employee Benefit Plan, (k) all Off-Balance Sheet Financing, and (l) all accrued interest, prepayment premiums and penalties related to any of the foregoing; provided that the amount of any of the foregoing obligations at any date shall be the outstanding balance or accrued value at such date.

“Disclosure Letter” means the disclosure letter delivered by Seller to Buyer immediately prior to the execution and delivery of this Agreement.

“Employee Benefit Plan” means any plan, program, agreement, policy or arrangement, whether or not reduced to writing, whether qualified or nonqualified, whether funded or unfunded and whether covering a single individual or a group of individuals, that is (a) an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) a stock bonus, stock purchase, stock option, restricted stock, stock appreciation right, profit sharing or similar equity-based plan or agreement, or (d) any other deferred-compensation, retirement, employment, severance, retention, change-in-control, leave, vacation, health, life, disability, group insurance, welfare-benefit, bonus, incentive or fringe-benefit plan, program, agreement or arrangement maintained, contributed to or required to be contributed to by Seller or any ERISA Affiliate for the benefit of any current or former officers, directors, employees or consultants of the Business or, in the case of any such plan that (i) is subject to Part 3, Subtitle B of Title I of ERISA or Title IV of ERISA (a “Defined Benefit Pension Plan”) or (ii) provides medical or death benefits beyond termination of employment (other than (A) coverage mandated by law, (B) death or retirement benefits under an Employee Benefit Plan qualified under Section 401(a) of the Code or (C) coverage that can be terminated without Seller or any ERISA Affiliate incurring any liability with respect thereto) (a “Retiree Medical Plan”) under which Seller or any ERISA Affiliate has any liability (contingent or otherwise) with respect to any current or former officers, directors, employees or consultants of Seller, but excluding any Multiemployer Plan.

“Employee Records” means all records related to Transferred Employees including but not limited to the following information: (a) skill and development training, (b) seniority histories, (c) salary and benefit information, (d) Occupational, Safety and Health Administration reports, (e) active medical restriction forms, and (f) fitness for duty.

“Encumbrance” means any lien, license to a third party, option, warrant, pledge, security interest, mortgage, claim, title defect, right of way, easement, encroachment, profit, servitude, community property interest, equitable interest, right of first offer or first refusal, buy/sell agreement and/or any other material restriction or covenant with respect to, or material condition governing the use, transfer, receipt of income or exercise of any other material attribute of ownership.

“Environmental Claim” means any written notice, violation, demand, allegation, action, suit, injunction, judgment, order, consent decree, penalty, fine, lien, proceeding, or claim (whether administrative or judicial in nature) relating to the Purchased Assets arising pursuant to or in connection with any actual or alleged violation of, or liability or obligation pursuant to, any Environmental Law.

“Environmental Condition” means any condition at, on, in, under or emanating from the Facility in violation of Environmental Law or giving rise, or which reasonably may be expected to give rise, to any liability or investigatory and/or remedial obligation pursuant to Environmental Law.

“Environmental Laws” means all applicable federal, state, and local statutes, regulations, ordinances, and similar provisions concerning public health and safety, worker health and safety, natural resources, or pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, Release, Threat of Release, control, or cleanup of any Hazardous Substances, materials, or wastes, chemical substances, or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, noise or radiation; including, the federal Comprehensive Environmental Response, Compensation, and Liability Act (“CERCLA”), 42 U.S.C. §§9601 et seq., the federal Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq., the federal Water Pollution Control Act, 33 U.S.C. §§1251 et seq., the federal Clean Air Act, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act, 7 U.S.C. §§ 136 et seq., the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq., the Occupation Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq., and/or similar Alabama state or local laws.

“Environmental Liabilities” means, collectively, Liabilities of the Business of or related to the Facility, whether contractual or legal, fixed or contingent, to the extent existing or resulting from any action, omission, condition or circumstance existing on or prior to, whether or not discovered prior to or after, the Closing Date with respect to (a) any treatment, possession, storage, disposition, transport, handling, disposal, discharge, emission, arrangement for disposal, treatment or storage, or Release or Threat of Release of any Hazardous Substance prior to the Closing Date which would give rise to an obligation or liability; (b) any exposure of any employee, contractor, advisor or other person to any Hazardous Substance used or handled in connection with the Business at the Facility; (c) the presence of any Hazardous Substances on, at, under or emanating from the Facility or transported to any other location for disposal, treatment or storage of the same; (d) any legal or contractual obligation in connection with the Facility to investigate, mitigate, remediate, clean up, or take any corrective action with respect to, any Hazardous Substance; or (e) asbestos, asbestos-containing materials, silica or mixed dust (or any combination thereof) used by the Facility or the Business prior to the Closing Date as a raw material, component or otherwise in connection with any of their respective products (including products used in sandblasting or mixed dust applications) or businesses.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any corporation or trade or business (whether or not incorporated) that is treated with Seller as a single employer within the meaning of Section 414 of the Code.

“Excluded Environmental Liabilities” means any Environmental Liabilities to the extent arising from any events, circumstances or occurrences prior to the Closing Date (other than with respect to the Subleased Portion while subleased by Buyer).

“Facility” means a parcel of land constituting approximately 637 acres, and all improvements situated thereon, with an address at 1200 Haley Drive, Cherokee, Alabama 35616, as more particularly described as the “Leased Premises” under the Master Lease.

“FCA” means FreightCar America, Inc., a Delaware corporation.

“FCA Incentives” means any Incentives that were specifically allocated to FCA or Buyer under the Incentive Allocation Agreement.

“GAAP” means United States generally accepted accounting principles as in effect from time to time, consistently applied in accordance with historical company policies, practices and procedures, except in respect of such deviations form GAAP as are disclosed on Schedule 1.01(a).

“Governmental Authority” means any domestic or foreign federal, state or local government, or political subdivision thereof, or any authority, agency or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power, any court or tribunal (or any department, bureau or division thereof), or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Authorization” means any approval, consent, ratification, waiver, license, Permit, registration or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law, including, any bond, certificate of authority, certificate of need, accreditation, qualification, license, franchise, Permit, order, registration, variance or privilege.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, ruling, determination or award entered by or with any Governmental Authority.

“Hazardous Substances” means (a) any material, substance, pollutant, toxic substance, hazardous substance, hazardous waste, or hazardous material as currently or hereafter regulated by or addressed pursuant to any Environmental Law, including, any of the foregoing specifically defined as “hazardous waste,” “industrial waste,” “hazardous substance,” “solid waste,” “hazardous material,” “pollutant,” “contaminant,” or “source material” under any Environmental Laws; (b) asbestos; (c) polychlorinated biphenyls; (d) urea formaldehyde; (e) radon; (f) radioactive or material; (g) toxigenic mold; (h) any substance, the presence of which on, under or in the Facility, or contained in any structure thereon, is prohibited or regulated by Environmental Law or which requires investigation or remediation under any Environmental Law; (i) oil, petroleum or any petroleum products or by-product, including, gasoline, diesel fuel or any other petroleum hydrocarbon product or waste, natural gas, natural gas liquids, liquefied natural gas, and synthetic gas, as well as any mixtures thereof; and/or (j) any material or substance that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous to human health or the environment.

“Incentives” mean any incentives granted under the Incentive Agreements, or otherwise granted by a Governmental Authority in connection with the Business or the Facility, including with respect to Tax abatements, Tax credits, Tax reductions, direct payments, reimbursements, governmental assistance, preferential terms, inducements, financial commitments, zoning, utilities and training programs.

“Incentive Agreements” mean the (a) the SLDA; (b) Tax Abatement Agreement dated July 18, 2007, by and between the Industrial Development Board of Colbert County and National Alabama Corporation, as corrected pursuant to the Technical Corrections dated July 31, 2007 and September 21, 2007, and as amended on September 29, 2011 and February 19, 2013, and as may be further supplemented or amended; and (c) Tax Abatement Agreement dated September 28, 2011, as amended on September 29, 2011 and February 19, 2013, and as may be further supplemented or amended.

“Incentive Allocation Agreement” means the Agreement with Respect to Incentives, dated February 19, 2013, by and between Navistar and FCA.

“Incentive Clawbacks” mean the clawback, reduction, or required reimbursement of any Incentives, including as provided under the Incentive Agreements.

“Intellectual Property” means all intellectual property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to the Laws of any jurisdiction throughout the world, whether registered or unregistered, including any and all of the following: (a) all know-how, processes and inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, divisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including technical information, research and development, know-how, formulas, compositions, processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all material advertising and promotional materials, (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium), and (i) all rights to any all causes of action, damages and remedies related thereto of any nature available to or being pursued by Seller to the extent related to the foregoing, whether accruing before, on or after the date hereof, including all rights to and claims for damages, restitution and injunctive relief for infringement, dilution, misappropriation, violation, misuse, breach or default, with the right but no obligation to sue for such legal and equitable relief, and to collect, or otherwise recover, any such damages.

“Intellectual Property Agreements” means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to any Intellectual Property that is necessary for the conduct of the Business as currently conducted to which Seller is a party, beneficiary or otherwise bound.

“Intellectual Property Registrations” means all Seller Intellectual Property that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Inventory” means all inventories of raw materials, supplies, spare parts, work-in-process, finished goods and the like located at the Facility or used or held for use in the Business.

“Law” means any foreign, federal, state or local law, statute, ordinance, code or regulation, or any Governmental Order.

“Liability” means, with respect to any Person, any liability or obligation of such Person whether known or unknown, whether asserted or unasserted, whether determined, determinable or otherwise, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated and whether due or to become due.

“Losses” means losses, damages, Liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers.

“Machinery and Equipment Agreement” means the Machinery and Equipment Agreement dated as of September 29, 2011, by and between the Master Lease Landlord and Navistar.

“Machinery and Equipment Note” means the promissory note, dated January 2, 2012, delivered by Navistar in favor of the Master Lease Landlord, for a principal amount of $40,000,000, in connection with the Machinery and Equipment Agreement.

“Make-Whole Payment” means a payment equal to $24,130,000.

“Master Lease” means the Industrial Facility Lease, dated as of September 29, 2011, by and between the Master Lease Landlord and Navistar and relating to the Facility, as amended pursuant to the Amendment to Industrial Facility Lease and Consent to Sublease, dated February 19, 2013, by and among the Master Lease Landlord, Navistar, and Buyer, and as may be further amended from time to time.

“Master Lease Landlord” means, collectively, the Teachers’ Retirement Systems of Alabama, an instrumentality of the State of Alabama, and the Employees’ Retirement System of Alabama, an Instrumentality of the State of Alabama.

“Master Services Agreement” means the Master Services Agreement, dated February 19, 2014, by and between Navistar and Buyer.

“Material Adverse Effect” means any event, circumstance, change, occurrence or development, that is or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, condition (financial or otherwise) or assets of the Business or the Facility, or (b) the ability of Seller to consummate the transactions contemplated hereby on a timely basis; provided, however, that with respect to clause (a) of this definition, in no event shall any of the following be deemed to constitute a Material Adverse Effect, or shall otherwise be taken into account in determining whether a Material Adverse Effect has occurred or would be reasonably expected to occur: (i) any adoption, implementation, repeal, or modification of any Law, (ii) any change in GAAP or other accounting standards (or interpretation thereof), (iii) any action taken by Seller or its Representatives pursuant to the terms of this Agreement or with the prior written consent of Buyer, (iv) changes caused by acts of terrorism or war (whether or not declared) or any escalation thereof occurring after the date hereof, or weather related event, fire or natural disaster (to the extent that any loss or Liability of Seller arising from any such weather related event, fire or natural disaster is covered by any insurance policy); or (v) any actions or omissions by Buyer or any of its Affiliates; provided, that with respect to clauses (i), (ii), or (iv) hereof, so long as such change or effect does not disproportionally affect the Business or the Facility relative to other participants in the industry and geography in which the Business operates. All references to dollar-amount thresholds in this Agreement shall not be deemed to be evidence of the existence or non-existence of materiality or of a Material Adverse Effect.

“Multiemployer Plan” means a plan, program or arrangement described in Section 3(37) of ERISA.

“Off-Balance Sheet Financing” means (a) any Liability of Seller under any sale and leaseback transactions which does not create a Liability on the consolidated balance sheet of Seller and (b) any Liability of Seller under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where the transaction is considered indebtedness for borrowed money for federal income tax purposes but is classified as an operating lease in accordance with GAAP for financial reporting purposes.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Organizational Documents” means, with respect to any Person (other than an individual), the certificate or articles of incorporation or organization, certificate of limited partnership and any joint venture, limited liability company, operating, voting or partnership agreement, by-laws, or similar documents, instruments or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Parts and Production Supply Agreement” means the Parts and Production Services Supply Agreement, dated February 19, 2013, by and between International Truck and Buyer.

“Permit” means any license (other than a license of Intellectual Property), import license, export license, franchise, consent, permit, certificate, certificate of occupancy, order, authorization, approval or registration with any Governmental Authority.

“Permitted Encumbrance” means the following encumbrances: (a) Encumbrances for Taxes not yet due and payable; (b) zoning, entitlement and other land use regulations by any Governmental Authority provided that such regulations have not been violated; (c) all defects, exceptions, restrictions, easements, rights of way and encumbrances of record in the real property records as set forth in Section 1.01(b) of the Disclosure Letter; (d) statutory liens of landlords, carriers, warehousemen, mechanics, materialmen and other similar Persons imposed by applicable Law incurred in the Ordinary Course of Business and securing sums not yet delinquent; (e) Encumbrances for the benefit of Buyer pursuant to the Security Agreement; and (f) title of a lessor under a capital or operating lease, provided that any capital leases shall be paid off and all Purchased Assets shall be released therefrom prior to the Closing.

“Person” means an individual, a partnership, a corporation, limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

“Proceeding” means any litigation, action, suit, mediation, arbitration, assessment, investigation, hearing, or similar proceeding (in each case, whether civil, criminal, administrative, investigative or informal) initiated, commenced, conducted, heard, or pending by or before any Governmental Authority or mediator.

“Release” means any releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping into the environment.

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, advisors, counsel, accountants, representatives and other agents of such Person.

“Security Agreement” means the Security Agreement, dated February 20, 2013, by and between International Truck and Buyer.

“Seller Incentives” means any Incentives that are specifically allocated to Seller under the Incentive Allocation Agreement.

“Seller Intellectual Property” means all Intellectual Property which is owned by Seller and necessary for the conduct of the Business as currently conducted.

“Seller’s Knowledge” or “Knowledge of Seller” (or similar phrases with respect to Seller) means the actual knowledge as of the date of this Agreement, after reasonable investigation, of Lance Fulks, Brandon Tucker, Tim Powelke and Terry Wicker.

“SLDA” means the Site Location and Development Agreement, dated July 18, 2007, by and among National Alabama Corporation and the State of Alabama, Colbert County, the Industrial Development Board of Colbert County, the Shoals Economic Development Authority, Shoals Industrial Development Committee and Certain Agencies of or Within the State of Alabama, as assigned to Navistar pursuant to the Consent to Assignment dated September 28, 2011, and amended and supplemented on February 19, 2013, March 31, 2016, June 25, 2015 and December 16, 2016, and as may be further supplemented or amended.

“Sublease” means the Sublease, dated February 19, 2013, by and between Navistar and Buyer and relating to the Master Lease, as amended by the Amendment to Sublease and Grant of Purchase Option to Subtenant, dated as of March 11, 2013, by and among the Master Lease Landlord, Navistar, and Buyer, the Second Amendment to Sublease and Consent to Subleased, dated as of October 27, 2014, the Third Amendment to Sublease and Consent to Sublease, dated as of February 1, 2016, as may be further amended from time to time.

“Subleased Portion” means the portion of the Facility subleased to Buyer under the terms of the Sublease.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax, including any amendment thereto.

“Third Party IP” means Intellectual Property that is material to the operation of the Business that any third party owns and that is licensed to Seller for use in the conduct of the Business as currently conducted or with respect to the Facility.

“Threat of Release” means a substantial likelihood of a Release that requires action to prevent or mitigate damage to the environment that may result from such Release.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Transition Services Agreement, the Lease Assignment Agreement, the Incentive Assignment, the Termination Agreements, and all other documents and agreements delivered pursuant hereto.

“WARN Act” means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign Laws related to plant closings, relocations, mass layoffs and employment losses.

Section 1.02   Glossary. The following Glossary of Defined Terms sets forth the section reference of the definitions of certain other defined terms used in the Agreement:

Acquired Contracts	Section 2.01(e)
Accountant Determined Value	Section 3.04(b)
Aggregate Purchase Price	Section 3.01
Agreement	Preamble
Allocation Schedule	Section 3.05
Assignment and Assumption Agreement	Section 7.01(g)(iii)
Assumed Liabilities	Section 2.03
Base Price	Section 3.01
Basket	Section 9.04(a)
Beneficial Rights	Section 2.05
Bill of Sale	Section 7.01(g)(ii)
Business	Recitals
Buyer	Preamble
Buyer Fundamental Representations	Section 9.01
Buyer Indemnitees	Section 9.02(a)
Cap	Section 9.04(a)
CERCLA	Section 1.01
Charges	Section 3.08
Closing	Section 3.06
Closing Date Deadline	Section 8.01(e)
Closing Date Inventory	Section 3.04(a)
Closing Inventory Value	Section 3.04(a)
Closing Payment	Section 3.02
Closing Statement	Section 3.03
Contract Consents	Section 5.11(c)
Customer List	Section 5.21
Direct Claim	Section 9.06
Effective Time	Section 3.06
Estimated Inventory Value	Section 3.03
Estimated Value	Section 3.04(b)
Excluded Assets	Section 2.02
Excluded Contracts	Section 2.02(k)
Excluded IP Assets	Section 2.02(f)
Excluded Liabilities	Section 2.04
Excluded Personal Property	Section 2.02(b)
Financial Statements	Section 5.05
Fundamental Representations	Section 9.01
Good Faith Meeting	Section 10.08
Improvements	Section 5.09(e)
Incentive Assignment	Section 6.07(c)
Indemnified Party	Section 9.05(a)
Indemnifying Party	Section 9.05(a)

Indemnity Notice	Section 9.06
Independent Accountant	Section 3.04(b)
Insurance Policies	Section 5.19
International Truck	Preamble
Inventory Adjustment	Section 3.04(a)
Inventory Summary	Section 5.16
Inventory Valuation Principles	Section 3.03
IT Systems	Section 5.10(h)
Lease Assignment Agreement	Section 7.01(f)
Material Customers	Section 5.21
Material Consents	Section 6.02
Material Suppliers	Section 5.21
Navistar	Preamble
Party or Parties	Preamble
Permit Consents	Section 5.07(d)
Purchased Assets	Section 2.01
Purchased IP Assets	Section 2.01(g)
Purchase Price	Section 3.01
Real Property Transfer Expenses	Section 3.07
Scheduled Permits	Section 5.07(d)
Seller	Preamble
Seller Fundamental Representations	Section 9.01
Seller Indemnitees	Section 9.03(a)
Standard Warranties	Section 5.20
Termination Agreement	Section 7.01(g)(vi)
Territory	Section 6.11(a)(i)
Third Party Claim	Section 9.05(a)
Transfer Taxes	Section 3.07
Transferred Employees	Section 6.12(a)
Transition Services Agreements	Section 7.01(g)(iv)

ARTICLE II

PURCHASE AND SALE OF ASSETS

Section 2.01    Assets to be Transferred.   Subject to the terms and conditions of this Agreement and for the consideration herein stated, on the Closing Date, Seller shall sell, transfer, convey, assign, and deliver to Buyer, and Buyer shall purchase and accept, the following properties, assets, rights, and entitlements, free and clear of all Encumbrances (other than Permitted Encumbrances), all of the assets and properties of Seller related to the Business, other than the Excluded Assets (collectively referred to herein as the “Purchased Assets”), including, all right, title and interest of Seller in, to and under:

(a)      All rights and interest of Seller in the Facility (together with any options to purchase the underlying property and Improvements thereon, and in each case all other rights, subleases, licenses, permits, deposits and profits appurtenant to or related to the Master Lease and any other Contract in connection therewith);

(b)      All tangible personal property, including machinery, equipment (including equipment set forth on Section 2.01(b) of the Disclosure Letter), furniture, office equipment, communications equipment, vehicles, storage tanks, spare and replacement parts, fuel, supplies, and other tangible property, whether or not affixed to real estate, in each case (i) located at the Facility, other than the Subleased Portion, or (ii) used, or held for use in, the conduct of the Business, other than the Excluded Personal Property;

(c)      All decommissioned or obsolete tangible personal property formerly used in the conduct of the Business that is located at the Facility, other than tangible personal property that is on loan that is no longer used in the conduct of the Business;

(d)      All right, title and interest in and to any Inventory that has not been sold or otherwise disposed of by Seller in the Ordinary Course of Business prior to the Closing, and all rights to receive refunds, rebates or credits in connection with the purchase thereof;

(e)      All rights and interests of Seller in or under the Contracts listed on Section 2.01(e) of the Disclosure Letter (the “Acquired Contracts”);

(f)      All Permits and Governmental Authorizations necessary for or incident to the operation of the Business or the Facility (other than the Subleased Portion), and all rights under, interests in and deposits under the foregoing, and pending applications for any thereof, to the extent such Permits and Governmental Authorizations are assignable;

(g)      All (i) computer equipment, systems, and software located at the Facility (other than the Subleased Portion); (ii) software, telephone and facsimile numbers and internet domain name registrations used in the Business (other than those which (A) include “Navistar” or any derivation thereof or (B) contain a symbol or logo associated with Seller or an Affiliate thereof and listed on Section 2.01(g) of the Disclosure Letter); (iii) Seller Intellectual Property other than as listed on Section 2.01(g) of the Disclosure Letter; (iv) Seller’s rights to use any Third Party IP other than Seller’s rights pursuant to Intellectual Property Agreements that are Excluded Contracts; and (v) any other trade secrets and know-how of Seller used exclusively in connection with the Business (collectively, “Purchased IP Assets”);

(h)      With respect to the Business and to the extent in Seller’s possession, any and all past and pending documents of sales and service information, customer lists (including the Customer List), payor and supplier lists, customer orders, Inventory cost records, machinery and equipment records, mailing lists, sales and purchasing materials, quality control records and procedures, standard operating procedures, books of account, customer records and records quotations, purchase orders, correspondence, sales, brochures, advertising materials, samples and display materials, and all rights under sales Contracts and customer orders;

(i)      All claims, warranties (express and implied), choses in action, causes of action, rights of recovery and rights of set-off of any kind against third parties relating to the Business, the Facility (other than the Subleased Portion), or the Purchased Assets (including any warranties from contractors, subcontractors, vendors or suppliers regarding their performance, quality of workmanship or quality of materials supplied in connection with construction, manufacturing, development, installation, repair or maintenance at the Facility) or the Assumed

Liabilities, and the right to receive and retain mail and other communications relating to the Business, the Facility, the Purchased Assets or the Assumed Liabilities to the extent such warranties are able to be assigned to Buyer;

(j)      All rights to receive any insurance proceeds relating to the Business or the Purchased Assets, to the extent such insurance proceeds do not relate to any Excluded Liability; provided, that such proceeds shall be reduced to the extent Seller actually provides indemnification for a matter pursuant to Section 9.02;

(k)      All rights of Seller in any Incentives granted, issued or delivered on or after the Closing Date, if any;

(l)      To the extent in Seller’s possession, all records, documents and books relating to the Purchased Assets and Business, including maintenance files, excluding (i) all records and returns relating to Taxes, assessments and similar governmental levies concerning Seller (other than personal property Taxes, assessments and levies imposed on the Purchased Assets); (ii) all corporate records of Seller, such as corporate minute books and stock transfer records; and (iii) all records and documents relating to any of the Excluded Assets or Excluded Liabilities; provided, however, if any of the foregoing include books and records relating to any of the Purchased Assets, copies of all such books and records shall be provided to Buyer at Closing;

(m)      All Contracts and covenants of Transferred Employees and consultants with respect to confidentiality, secrecy, non-solicitation, and/or proprietary information of Seller, and all applicable rights thereunder, if any; and

(n)      All goodwill and going concern rights associated with the Business or the Purchased Assets.

Section 2.02   Excluded Assets. The provisions of Section 2.01 notwithstanding, it is expressly understood and agreed that the Purchased Assets shall not include the following (collectively, the “Excluded Assets”):

(a)      Corporate minute books, records and any corporate seals of Seller; provided, however, copies of all such books and records relating to the Purchased Assets shall be provided to Buyer at or prior to Closing;

(b)      The tangible personal property set forth in Section 2.02(b) of the Disclosure Letter (the “Excluded Personal Property”);

(c)      Refunds and prepayments pertaining to any Tax obligations of Seller;

(d)      Corporate records included in the definition of Purchased Assets that Seller wishes to maintain, provided copies of such records are made available to Buyer in the Data Room and further provided that such records will be included in Business Confidential Information as referenced in Section 6.10;

(e)        Any rights, claims, and interest of Seller in and to this Agreement and the Transaction Documents;

(f)        All right, title and interest in and to the name or mark “Navistar”, as well as any other Seller Intellectual Property that is not considered a Purchased IP Asset and is listed on Section 2.01(g) of the Disclosure Letter (the “Excluded IP Assets”);

(g)        Any capital stock or equity interests, including any capital stock or equity interests of Seller or its Affiliates;

(h)        All cash and cash equivalents, bank accounts, intercompany accounts, securities and investments of Seller or its Affiliates;

(i)        All rights and interests related to the Employee Benefit Plans;

(j)         All Seller Incentives actually delivered prior to the Closing Date;

(k)        Contracts that are not Acquired Contracts (the “Excluded Contracts”);

(l)        All prepaid expenses, advance payments, deposits, surety accounts and other similar deposits, including deposits with suppliers and utilities;

(m)        All insurance proceeds that relate to any Excluded Liability; and

(n)        All accounts receivable in connection with the Business as of the Closing Date.

Section 2.03      Assumed Liabilities. At the Closing, Buyer shall assume and pay, perform and discharge the Liabilities under any Contract included in the Acquired Contracts when assigned, to the extent that such obligations are related to and are required to be performed during the periods after Closing, including all Incentive Clawbacks arising out of Buyer’s or its Affiliates actions or Buyer’s or its Affiliates failure to act after the Closing Date, but excluding any Liability arising out of or relating to any breach, violation, default or failure to perform by Seller that occurred prior to the Closing Date (collectively, the “Assumed Liabilities”).

Section 2.04      Excluded Liabilities. Except as contemplated by Section 2.03, Buyer shall not assume, nor shall it agree to pay, perform or discharge, any Liability of Seller or any Affiliate of Seller, whether or not arising from or relating to the conduct of the Business or the Facility (other than the Subleased Portion) and whether absolute, contingent, accrued, known or unknown (the “Excluded Liabilities”). Without limiting the generality of the prior sentence, Excluded Liabilities shall include:

(a)        Liabilities arising directly out of or based primarily on any violation of any Law to which Seller, the Business or the Facility is subject to the extent such Liabilities relate to violations occurring on or prior to the Closing Date;

(b)        Liabilities under any Acquired Contracts to the extent arising prior to the Closing Date;

(c)        Liabilities related to the Excluded Assets;

(d)        Liabilities under the Excluded Contracts or any other Contracts, including Intellectual Property Agreements, (i) which are not validly and effectively assigned to Buyer pursuant to this Agreement; (ii) which do not conform to the representations and warranties with respect thereto contained in this Agreement; or (iii) to the extent such Liabilities arise out of or relate to a breach by Seller of such Contracts prior to Closing;

(e)        Liabilities of Seller or its Affiliates for performance under the Transaction Documents;

(f)        Liabilities for Taxes assessed on the Purchased Assets or the income of the Business or Seller as of the Closing Date, and liabilities for Taxes of Seller;

(g)        Liabilities related to any failure to maintain, fund or administer any Employee Benefit Plan in accordance with its terms and applicable laws and regulations;

(h)        Liabilities related to any retention letter or agreement, restricted share award agreement, bonus, deferred compensation plan, incentive compensation plan or similar Employee Benefit Plan related to periods on or prior to the Closing Date;

(i)        Liabilities related to any Debt on the part of Seller or its Affiliates;

(j)        Liabilities arising from warranties made by Seller or its Affiliates prior to Closing;

(k)        Liabilities under the Machinery and Equipment Agreement and Machinery and Equipment Note;

(l)        Liabilities arising from chargebacks related charges by Seller or its Affiliates prior to Closing;

(m)        Liabilities related to the Purchased Assets arising prior to the Closing Date (including Liabilities that are attributable to facts or circumstances occurring or in existence prior to the Closing Date);

(n)        Any Liability of Seller with respect to any Proceeding to the extent related to the operation of the Business prior to the Closing Date;

(o)        Any Liability arising and accruing before the Closing Date in connection with the employment of any employee or former employee of either Seller or its Affiliates, or in connection with the termination of Business Employees by Seller as contemplated by this Agreement;

(p)        Any Incentive Clawbacks with respect to Seller Incentives delivered prior to the Closing Date, except Incentive Clawbacks with respect to Seller Incentives arising out of Buyer’s or its Affiliates actions or Buyer’s or its Affiliates failure to act after the Closing Date, or any other Incentive Clawbacks that are primarily caused by an error, misstatement, or non-compliance with Law by Seller or its Representatives;

(q)        Any Excluded Environmental Liabilities; and

(r)        Any other Liability of either Seller or its Affiliates that is not an Assumed Liability.

Section 2.05      Nonassignable Contracts and Rights. Notwithstanding anything to the contrary in this Agreement, no Contracts, properties, rights or other assets of Seller that would otherwise constitute Purchased Assets or Assumed Liabilities shall be deemed sold, transferred or assigned to Buyer pursuant to this Agreement if the attempted sale, transfer or assignment thereof to Buyer without the consent or approval of another party or Governmental Authority would be ineffective or would constitute a breach of contract or a violation of Law or would in any other way adversely affect the rights of Buyer as transferee or assignee and such consent or approval is not obtained on or prior to the Closing Date. In such case, to the extent possible, (a) the beneficial interest in or to such Contracts, properties, rights or other assets (collectively, the “Beneficial Rights”) shall in any event pass as of the Closing Date to Buyer under this Agreement and (b) pending such consent or approval, Buyer shall assume or discharge the Liabilities of Seller under such Beneficial Rights (to the extent such obligations are Assumed Liabilities) as agent for Seller, and Seller shall act as Buyer’s agent in the receipt of any benefits, rights or interest received from the Beneficial Rights. Buyer and Seller shall use their reasonable best efforts, to obtain and secure any and all consents and approvals that may be necessary to effect the legal and valid sale, transfer or assignment of the Contracts, properties, rights or other assets underlying the Beneficial Rights, including their formal assignment or novation, if advisable. The Parties shall make or complete such transfers as soon as reasonably possible and cooperate with one another in any other reasonable arrangement designed to provide for Buyer the Beneficial Rights including enforcement at the cost and for the account of Buyer of any and all rights of Seller against the other party thereto arising out of the breach or cancellation thereof by such other party or otherwise, and to provide for the discharge of any liability arising under such Contracts, properties, rights or other assets, to the extent such liability constitutes an Assumed Liability. Notwithstanding anything to the contrary in this Section 2.05, this Section 2.05 shall not relieve Seller of the obligation to obtain the Material Consents pursuant to Section 6.02.

ARTICLE III

PURCHASE PRICE

Section 3.01      Aggregate Purchase Price. The aggregate purchase price to be paid by Buyer for the Purchased Assets (the “Aggregate Purchase Price”) shall be an amount equal to (a) $17,264,284.00 (the “Base Price”) plus the Closing Inventory Value (collectively, the “Purchase Price”), plus (b) the assumption of the Assumed Liabilities, minus (c) the Make-Whole Payment.

Section 3.02      Closing Payment. At the Closing, the portion of the Purchase Price payable by Buyer to Seller (the “Closing Payment”) shall be an amount equal to (i) the Base Price, plus the Estimated Inventory Value, less (ii) the Make-Whole Payment. To the extent the Closing Payment is a negative number, it shall represent an amount payable by Seller to Buyer.

The Closing Payment and any other amounts set forth in the Closing Statement shall be paid at Closing by wire transfer of immediately available funds to an account designated by Buyer or Seller, as applicable, at least one Business Day prior to the Closing Date.

Section 3.03      Closing Statement. At least one Business Day prior to the Closing Date, Seller shall prepare and deliver to Buyer a written statement setting forth: (a) Seller’s estimate, prepared in good faith and based on the agreed values, accounting policies, principles, practices and methodologies, consistent with past practice of the Business as described on Section 3.03 of the Disclosure Letter (the “Inventory Valuation Principles”), of the aggregate full market value of the Inventory as of the Closing, determined in accordance with the Inventory Valuation Principles (the “Estimated Inventory Value”); provided that the Parties acknowledge and agree that the Estimated Inventory Value shall be an amount equal to $3,510,000; and (b) the flow of funds contemplated under this Agreement as of the Closing Date, including, the payments contemplated under this Article III and Section 6.15 (the “Closing Statement”), the terms of which shall be subject to the reasonable consent and approval of Buyer.

Section 3.04      Inventory Adjustment.

(a)        Within 15 days after the Closing Date, or at such other time as agreed between the Parties, Buyer and Seller will jointly conduct a physical count and valuation of the Inventory as of the Closing Date (the “Closing Date Inventory”), using the Inventory Valuation Principles. The Purchase Price shall be (i) increased, on a dollar-for dollar basis, in the event and to the extent that the value of the Closing Date Inventory as determined under this Section 3.04(a) (the “Closing Inventory Value”) is greater than the Estimated Inventory Value, and (ii) decreased, on a dollar-for-dollar basis, in the event and to the extent that the Closing Inventory Value is less than the Estimated Inventory Value (the “Inventory Adjustment”). The Parties agree the Inventory Adjustment shall be paid in cash in the following manner: (i) if the Inventory Adjustment calls for an increase in the Purchase Price, Buyer shall pay Seller the amount of any such increase in the Purchase Price in cash not later than five Business Days following the date on which the Inventory Adjustment is determined, and (ii) if the Inventory Adjustment calls for a decrease in the Purchase Price, Seller shall pay Buyer the amount of any such decrease in the Inventory Adjustment in cash not later than five Business Days following the date on which the Inventory Adjustment is determined; in either case in immediately available funds by wire transfer to an account designated by the receiving Party thereof.

(b)        If Seller and Buyer fail to reach an agreement with respect to the Closing Inventory Value, then such amount shall be submitted for resolution to an impartial regionally or nationally recognized firm of independent certified public accountants mutually appointed by Buyer and Seller (the “Independent Accountant”) within 15 days after performance of the Closing Date Inventory. Each of Buyer and Seller shall submit to the Independent Accountant their estimation of the Closing Inventory Value (the “Estimated Value”). The Independent Accountant, acting as experts and not arbitrators, shall inspect the Inventory and shall make a determination of the Closing Inventory Value (the “Accountant Determined Value”), which must be within the range of Estimated Values submitted by each of Buyer and Seller and in accordance with the Inventory Valuation Principles. The Accountant Determined Value shall be final and binding on the Parties, and the Purchase Price shall be adjusted and the applicable Party shall pay the Inventory Adjustment as a result of such Accountant Determined Value within five

Business Days of its determination. The fees and expenses of the Independent Accountant shall be paid by Seller, on the one hand, and by Buyer, on the other hand, in proportion to the difference between the Estimated Value submitted by such Party and the Accountant Determined Value.

Section 3.05      Allocation of Purchase Price. The Parties hereto agree that, for Buyer’s and Seller’s respective federal, state, local and foreign income Tax purposes, the Aggregate Purchase Price shall be allocated among the Purchased Assets as mutually agreed by Buyer and Seller in a manner consistent with Section 1060 of the Code (such allocation as agreed by Buyer and Seller or as finally determined by the Independent Accountant, as the case may be, the “Allocation Schedule”). Buyer shall deliver a draft of such schedule to the Seller not later than 60 days following the Closing Date. Seller shall deliver to Buyer within 30 days after receipt of such schedule any objection that Seller may have to such schedule and, in the absence of the delivery of any such objection during such 30 day period, the Allocation Schedule prepared by Buyer shall be final and binding on the Parties. If Seller delivers any such objection to Buyer, Buyer and Seller shall negotiate in good faith and use their reasonable best efforts to resolve any such dispute. If the Parties fail to agree within 30 days following Buyer’s receipt of such objection, then the disputed items shall be submitted jointly by the Parties to the Independent Accountant for resolution, whose determination shall be final and binding on the Parties. The Independent Accountant shall resolve the dispute within 30 days after the item has been referred to it. The costs, fees and expenses of the Independent Accountant shall be borne equally by Seller, on the one hand, and Buyer, on the other hand. Buyer and Seller each agree to file Internal Revenue Service Form 8594, and all federal, state, local and foreign Tax Returns, in accordance with the Allocation Schedule. Buyer and Seller each agree to provide the other promptly with any other information required to complete Form 8594. The Allocation Schedule shall be amended upon notice by Buyer of any required modifications thereto reasonably determined by Buyer after reasonable consultation with Seller to be necessary related to the adjustments contemplated by Section 3.04.

Section 3.06      Closing. The consummation of the transactions contemplated by this Agreement (the “Closing”) shall occur at the offices of Kelley Drye & Warren LLP, in Chicago, Illinois, at 10:00 AM local time, not later than one Business Day after the date that the conditions set forth in Section 7.01 and Section 7.02 have been satisfied or waived (other than conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), or on such other date or at such other place or time as is mutually agreed upon by the Parties. Except as otherwise provided in this Agreement, the Closing shall be effective for economic and accounting purposes as of 12:01 a.m. on the Closing Date (the “Effective Time”). All actions to be taken and all documents to be executed and delivered in connection with the consummation of the transactions provided for herein shall be reasonably satisfactory in form and substance to the Parties and their respective counsel. All actions to be taken and all documents to be executed and delivered by the Parties at the Closing shall be deemed to have been taken and executed simultaneously, and no action shall be deemed taken nor any document executed and delivered until all have been taken, executed and delivered.

Section 3.07      Transfer Taxes and Related Expenses. All transfer, documentary, sales, use, stamp, registration, value added, gross receipts, privilege and other such Taxes (including any penalties and interest) (“Transfer Taxes”), and (b) costs and expenses incurred in connection with obtaining surveys and title insurance or using notaries to record titles with respect to the Facility (the “Real Property Transfer Expenses”), in each case incurred in connection with the transactions contemplated by this Agreement and the other Transaction Documents, shall be borne 50% by Buyer and 50% by Seller. To the extent Buyer or Seller or any of their Affiliates is required by Law to pay any Transfer Taxes or Real Property Transfer Expenses, Seller or Buyer, as applicable, shall reimburse Buyer or Seller, as applicable, for 50% of any portion of such Transfer Taxes so paid. Such reimbursement shall be made within ten days of delivery to Seller or Buyer of evidence of payment of such Transfer Tax to the applicable Governmental Authority. If Buyer or Seller claims an exemption from any Transfer Taxes of the type described in this Section 3.07 that Seller or Buyer is required to collect, then Buyer or Seller, as applicable, will deliver valid exemption certificates to Seller or Buyer, as applicable, at the Closing.

Section 3.08      Prorations. Personal property, real estate, ad valorem, use and intangible Taxes and assessments (other than Transfer Taxes), common area maintenance charges, utility expenses, and annual installments of special assessments payable therewith, utility charges and rental payments with respect to the Purchased Assets and the Facility, including any rental payments under the Master Lease (collectively, “Charges”), shall be prorated on a per diem basis and apportioned on a calendar year basis between Seller, on the one hand, and Buyer, on the other hand, as of the Closing Date. Seller shall be liable for that portion of such Charges relating to, or arising in respect of, periods on or prior to the Closing Date, and Buyer shall be liable for that portion of such Charges relating to, or arising in respect of, any period after the Closing Date. Except as expressly set forth in this Agreement, the Closing shall not affect the FCA Incentives or the Seller Incentives, as applicable, and such Incentives shall remain with FCA, Buyer or Seller, as applicable. All amounts to be prorated will, to the extent reasonably feasible, be reflected on the Closing Statement. To the extent the amounts of any such proratable items are not finally known as of the Closing, appropriate settlement will made within 30 days after the amount of any such item is finally known; provided, that such amount may be set off against other amounts due or payable under this Agreement. For the avoidance of doubt, Buyer will be responsible for all Charges under the Sublease until the Closing Date and termination of the Sublease.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained this Article IV are true, correct and complete as of the date hereof (except to the extent expressly made as of an earlier date, in which case of such date) as follows:

Section 4.01      Organization and Power. Buyer is a limited liability company duly organized, validly existing, and in good standing under the laws of the State of Delaware, and all necessary limited liability company power and authority and all necessary rights, licenses, permits and franchises to own, lease and operate its assets and to carry on its business as is presently conducted.

Section 4.02    Authorization of Transaction. Buyer has all necessary limited liability company power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations hereunder and thereunder. This

Agreement constitutes a legal, valid and binding Contractual Obligation of Buyer, enforceable against Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents. The execution, delivery and performance of this Agreement have been duly authorized by Buyer.

Section 4.03      Non-contravention. The execution and delivery by Buyer of this Agreement, the performance by Buyer of its obligations hereunder, and the consummation of the transactions contemplated hereby with respect to Buyer, shall not (a) contravene the Organizational Documents of Buyer, (b) require Buyer to make any declaration, filing or registration with, or provide any notice to, any Governmental Authority or obtain any Governmental Authorization, or (c) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any other Person.

Section 4.04      Brokers’ Fees. Buyer has no Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller could become liable.

Section 4.05      Acknowledgements of Buyer. Buyer has conducted its own independent investigation and has been provided with and has evaluated documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and has relied solely upon its own investigation and the express representations and warranties set forth in this Agreement (including the related portions of the Disclosure Letter). Buyer acknowledges and agrees that, except as expressly set forth in the representations and warranties of Seller set forth in Article V (including the related portions of the Disclosure Letter), Seller makes no other representation or warranty with respect to the Business, the Purchased Assets or the Assumed Liabilities.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER

In order to induce Buyer to enter into and perform this Agreement and to consummate the transactions contemplated hereunder, Seller represents and warrants to Buyer that, except as disclosed by Seller in the Disclosure Letter delivered on the date hereof, as follows; provided that any exception set forth in a section or subsection of the Disclosure Letter shall be deemed to be disclosed for purposes of, and shall qualify, the corresponding section or subsection of this Agreement:

Section 5.01      Organization and Good Standing. Each of Navistar and International Truck is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has the full corporate right, power and authority to own, lease and operate all of its properties and assets and carry out the Business as it is presently conducted. Each of Navistar and International Truck is qualified to do business as a foreign Person in Alabama. The Data Room contains true and complete copies of the Organizational Documents of each of Navistar and International Truck as currently in effect. No other Affiliate of Seller has an interest in or title to the Business, the Facility or the Purchased Assets.

Section 5.02      Due Authorization; No Conflict.

(a)        Seller has the full corporate power and authority to execute and deliver this Agreement and each of the Transaction Documents to which it is a party, and all other agreements, certificates and documents executed or to be executed in connection herewith, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller of the Transaction Documents and all other agreements, certificates and documents executed or to be executed in connection herewith have been duly authorized by all necessary corporate action, and no additional authorization on the part of Seller is necessary in connection with the consummation of the transactions contemplated by this Agreement.

(b)        This Agreement has been duly executed and delivered by Seller. The Transaction Documents and all other agreements, certificates and documents executed or to be executed by Seller in connection herewith, constitute or, when executed and delivered, shall constitute a legal, valid and binding Contractual Obligation of Seller, enforceable against Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity.

(c)        The execution and delivery by Seller of this Agreement and the other the Transaction Documents to which it is a Party, the performance by Seller of its obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby, shall not (with or without notice or lapse of time): (i) violate, conflict with, result in a breach of the terms or conditions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, (A) any Acquired Contract, (B) any other Contractual Obligation to which the Purchased Assets is subject or by which Seller is bound, or (C) any Law, Governmental Authorization or Governmental Order applicable to Seller, the Purchased Assets, the Facility, the Business or the Assumed Liabilities; (ii) contravene the Organizational Documents of Seller or any of its Affiliates; (iii) require Seller to make any declaration, filing or registration with, or provide any notice to, any Governmental Authority or obtain any Governmental Authorization; (iv) require any consent, approval or authorization of, declaration, filing or registration with, or notice to, any other Person; (v) result in the creation or imposition of any Encumbrance upon any of the Purchased Assets; or (vi) cause Buyer to have Liability for any Tax other than Transfer Taxes.

Section 5.03      Brokers’ Fees. Neither Seller nor any of its Affiliates has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by any of the Transaction Documents.

Section 5.04      Title to and Sufficiency of Assets.

(a)        Seller has good and transferable title to all of the Purchased Assets and at Closing the Purchased Assets will be free and clear of all Encumbrances, other than Permitted Encumbrances.

(b)        All tangible assets included in the Purchased Assets are located at the Facility. The tangible assets included in the Purchased Assets are in good operating condition and repair and free from material defects, reasonable wear and tear excepted, have been maintained by Seller in accordance with standard industry practice of the Business.

(c)        The Purchased Assets are sufficient in all material respects to carry on the operations of the Business as now conducted by Seller. Except for the Purchased Assets and the Business Employees (other than the Excluded Assets), there are no other assets, agreements, rights or licenses of any kind or nature whatsoever material to Seller in the operation of the Business as is presently conducted. None of Seller’s Affiliates conducts or operates any part of the Business or owns or has possession of any assets necessary for conducting or operating the Business as is presently conducted.

Section 5.05      Financial Statements. Attached hereto as Section 5.05 of the Disclosure Letter are true and complete copies of the unaudited consolidated balance sheet and statements of income of the Business as of and for the fiscal years ended October 31, 2015, October 31, 2016, and October 31, 2017 (the “Financial Statements”). The Financial Statements have been prepared in accordance with GAAP, subject to normal and recurring year-end adjustments and the absence of notes, and fairly present in all material respects the financial condition of the Business and the Facility as of the respective dates thereof and the results of operations for the periods indicated.

Section 5.06      Absence of Certain Changes. Except as expressly contemplated by this Agreement, since October 31, 2017, the Business and the Facility have been conducted in the Ordinary Course of Business, and with respect to the Business, the Facility, and the Purchased Assets, there has not been:

(a)        any event, development or circumstance that has had or would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect;

(b)        any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Business, the Facility, or the Purchased Assets;

(c)        any amendment or modification of the Organizational Documents of Seller or the Employee Benefit Plans which has any material effect on the Business;

(d)        any creation or other incurrence of any Encumbrance upon any Purchased Asset, other than Permitted Encumbrances;

(e)        any sale, transfer, lease or other disposition of any asset of Seller, except for Inventory sold in the Ordinary Course of Business;

(f)        any capital expenditure, or commitments for capital expenditures, by Seller in an amount in excess of $250,000 in the aggregate;

(g)        any cancellation, compromise, waiver, release, settlement or forgiveness of any right or claim (or series of related rights or claims) or any Debt owed to Seller, in any case involving more than $100,000;

(h)        any increase in the compensation or other remuneration payable or paid, whether conditionally or otherwise, or in any benefits granted under any Employee Benefit Plan, to any Business Employee or consultant or agent of Seller who is associated with the Business and whose annual base compensation exceeds $50,000 (or would exceed such amount after such increase);

(i)        any change in the accounting principles and practices of Seller from those applied in the preparation of the Financial Statements or the Inventory Summary;

(j)        any acquisition of any assets (whether through capital spending or otherwise) outside the Ordinary Course of Business;

(k)        any material modification or termination of any Acquired Contract or any term thereof or any Permits or other authorization of Seller issued by a Governmental Authority;

(l)        adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law; or

(m)        any Contractual Obligation to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 5.07      Compliance with Laws; Permits.

(a)        Seller is not in breach or violation of, or default under any Law applicable to the Business, the Facility, or any Purchased Asset, and has not been in breach or violation of, or default under any such Law.

(b)        Solely with respect to the Business or the Facility, Seller has not made, nor has Seller directed any of its directors, officers, employees, or agents (or, to the Knowledge of Seller, any Representatives or other persons acting on the express authority of Seller) to make, directly or indirectly, overtly or covertly, any contribution, gift, bribe, payoff, influence payment, or kickback to any Person (including, in the case of an individual, any family members of such Person and in the case of an entity, any Affiliates of such entity), regardless of form, whether in money, property or services, in violation of any Law.

(c)        With respect to the Business, the Facility, and the Purchased Assets, Seller (i) does not have any reporting obligations pursuant to any settlement agreement entered into with any Governmental Authority, (ii) is not and has not been, and has not received written notice that it is or has been, the subject of any inspection, investigation, survey, audit, monitoring or other form of review by any Governmental Authority, professional review organization, accrediting organization or certifying agency, (iii) has not been a defendant in any qui tam or False Claims Act litigation, or (iv) has not been served with or received any written search warrant, subpoena (other than those related to actions against third parties), civil investigative demand or contact letter from any Governmental Authority. For purposes hereof, a “contact letter” shall mean a letter from a Governmental Authority notifying Seller of a potential violation under a Law which allows Seller an opportunity to respond prior to the Governmental Authority taking further action.

(d)        All Permits required for Seller to conduct the Business as currently conducted or for the ownership and use of the Purchased Assets and use of the Facility have been obtained by Seller and are valid and in full force and effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 5.07(d) of the Disclosure Letter lists all current Permits issued to Seller that are necessary for the conduct of the Business as currently conducted or the ownership or use of the Facility and the Purchased Assets (collectively, the “Scheduled Permits”), including the names of the Permits, issuer of such Permits, and their respective dates of issuance and expiration, as well as any consents, notices, or approvals required for the Scheduled Permits to be transferred to Buyer in connection with Closing (the “Permit Consents”). Seller is not in breach or violation of and there is no pending or, to the Knowledge of Seller, threatened Proceeding with respect to, any of the Scheduled Permits. Seller has not received any written notice of any Proceeding pending or recommended by any Governmental Authority having jurisdiction over the Scheduled Permits to revoke, withdraw or suspend any such Permit. To the Knowledge of Seller, Seller is not under investigation with respect to any violation of, or any obligation to take remedial action under, any applicable Laws or Scheduled Permits. The Data Room contains true and complete copies of all Scheduled Permits. Except as set forth in Section 5.07(d) of the Disclosure Letter, all Scheduled Permits are assignable to Buyer at or prior to Closing.

Section 5.08      Tax Matters. In each case, in connection with, in any material respect, the Business, the Facility, or the Purchased Assets:

(a)        Seller has filed all federal, state, county and local Tax Returns which are required to be filed prior to the date of this Agreement and has timely paid all Taxes which have become due and payable (whether or not shown or required to be shown on any Tax Return).

(b)        No event has occurred which could impose on Buyer any successor or transferee Liability for any Taxes in respect of Seller.

(c)        All Taxes and other monies required to be withheld by Seller (including from employees for income Taxes and social security and other payroll Taxes) have been collected or withheld, and either timely paid to the respective taxing authorities, set aside in accounts for such purpose, or accrued, reserved against and entered upon the books of Seller and Seller has complied with all information reporting (including Internal Revenue Service Forms W-2 and 1099) and backup withholding requirements, including maintenance of required records with respect thereto.

(d)        There are no current (and Seller has not received written notice of any proposed) examinations, audits, actions, Proceedings, investigations, disputes, assessments or claims by or of a Governmental Authority with respect to any Taxes or Tax Return.

(e)        No examination, audits, actions, Proceedings, investigations, disputes, assessments or claims with respect to any Tax Return is currently in progress and no Governmental Authority is asserting or, to the Knowledge of Seller, threatening to assert or expected to assert against Seller any deficiency, proposed deficiency or claim for additional Taxes or any adjustment thereof with respect to any period for which a Tax Return has been filed, for which Tax Returns have not yet been filed or for which Taxes are not yet due and payable. No claim has ever been made by any Governmental Authority in a jurisdiction where Seller does not file Tax Returns that Seller is or may be subject to taxation by that jurisdiction.

(f)        There are no Encumbrances for Taxes (except for Permitted Encumbrances) on any of the Purchased Assets, and no basis exists for the imposition of any such Encumbrance.

(g)        Seller is not and has not been a party to any “listed transaction,” as defined in Code § 6707A(c)(2) and Treasury Regulation § 1.6011-4(b)(2).

Section 5.09      Real Property.

(a)        There is no real property other than the Facility used by or in connection with the Business. The Facility (other than the Subleased Portion) has been sufficient for the ordinary and customary operation of the Business as currently conducted by Seller.

(b)        The Master Lease and the Sublease are the only leases or subleases (oral or written) for such parcels that make up the Facility that are currently in effect. The Data Room contains a true, correct and complete copy of the Master Lease and Sublease, and such Master Lease and Sublease have not been further supplemented or amended. Other than pursuant to the Sublease, Seller has valid and subsisting undivided leasehold interests in the Facility, free and clear of all Encumbrances, other than Permitted Encumbrances. Other than Permitted Encumbrances or pursuant to the Sublease, Seller has not conveyed, assigned or encumbered its interest in the Facility or any portion thereof. The Master Lease is valid, subsisting, effective and enforceable against Seller and each of the other parties thereto, in accordance with its respective terms (except as may be limited by bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar Laws relating to creditors rights generally and the availability of equitable remedies). Neither Seller nor, to Seller’s Knowledge, the Master Lease Landlord, is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, the Master Lease or Sublease. To Seller’s Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under the Master Lease or Sublease or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder.

(c)        There is (i) no pending or, to the Knowledge of Seller, proposed public improvement that may involve the creation or imposition of any Encumbrance on any lot, parcel or tract of land constituting the Facility; (ii) no pending or, to the Knowledge of Seller, threatened eminent domain condemnation or federal forfeiture with respect to all or any portion of the Facility; (iii) to Seller’s Knowledge, no contemplated sale of all or any portion of the Facility in lieu of condemnation; and (iv) to Seller’s Knowledge, no other proceeding pending or threatened which relates to the Facility that would reasonably be expected to adversely affect the current use or possession of the Facility.

(d)        The Facility has adequate rights of access to dedicated public ways and is supplied with adequate and sufficient water, electricity, and gas, telephone and sewer, sanitary sewer and storm drain facilities, in each case to the extent reasonably necessary for the operation of the Business currently conducted therein.

(e)        The buildings, structures, fixtures, rail line improvements, building systems and equipment (including the heating, ventilation, air conditioning, plumbing, electrical, sewer and storm water systems and facilities included therein), and all components thereof (including the roof, foundation and structural elements), included in the Facility (the “Improvements”) are in satisfactory operating condition and repair for the operation of the Business as currently conducted (ordinary wear and tear excepted), and are sufficient for the ordinary and customary operation of the Business at the Facility. The Improvements have not suffered any material damage by fire or other casualty loss.

(f)        The Facility is not subject to any property or real estate Taxes or assessments, and is not located within, or subject to, a road utility district, municipal utility district, or other similar quasi-governmental district which imposes Taxes or assessments, nor is the Facility a part of any other private association which imposes dues, assessments, or allocates operating or other costs to the Facility. Seller has not received notice of any material non-recurring Taxes or assessments with respect to the Facility, nor to the Knowledge of Seller, that any thereof is under consideration by any Governmental Authority.

(g)        Seller is not indebted to any contractor, laborer, mechanic, materialman, architect, engineer or any other Person for work, labor or services performed or rendered, or for materials supplied or furnished, in connection with the Facility for which any such Person could claim a lien or other Encumbrance against the Facility or any other Purchased Assets.

(h)        Other than Permitted Encumbrances, no commitments have been made to any Governmental Authority or to any other organization, group or individual that would impose an obligation upon any owner of a lot, parcel or tract of land constituting the Facility to make any contribution or dedication of money or land (including but not limited to any rights of access or reciprocal easement agreements) or to construct, install or maintain any improvements upon or in the vicinity of such lot, parcel or tract of land.

(i)        There are no Contracts of sale or outstanding options, rights of first refusal or similar rights granted to any third party by Seller to purchase any lot, parcel or tract included in the Facility, or any portion thereof or any of Seller’s interest therein.

Section 5.10      Intellectual Property and Software.

(a)        The Purchased IP Assets together with the Excluded IP Assets comprise all Intellectual Property used by Seller in connection with the conduct of the Business and the Facility, other than Commercial Software.

(b)        There are no Intellectual Property Registrations related to Purchased IP Assets.

(c)        Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Purchased IP Assets, and has the valid right to use all other Intellectual Property used in or necessary for the conduct of the Business as currently conducted, in each case, free and clear of Encumbrances other than Permitted Encumbrances.

(d)        The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own, use or hold for use any Intellectual Property as owned, used or held for use in the conduct of the Business as currently conducted.

(e)        The conduct of the Business and the operation of the Facility as currently conducted and operated, and the Seller Intellectual Property and Intellectual Property licensed under the Intellectual Property Agreements as currently owned, licensed or used by Seller, to the Knowledge of Seller, have not infringed, misappropriated, diluted or otherwise violated, and have not, do not and will not infringe, dilute, misappropriate or otherwise violate, the Intellectual Property of any Person. During the past five years, neither Seller nor any of its directors, officers, or agents have received any written charge, complaint, claim, demand, or notice alleging any such infringement, misappropriation, dilution or other violation of Intellectual Property of any Person with respect to the Business, the Purchased Assets, or the Facility. No third party has challenged, or to the Knowledge of Seller, infringed upon, misappropriated or violated any Purchased IP Assets.

(f)        No settlements, consents, covenant not to sue or nonassertion assurances or releases have been entered into by Seller or to which Seller is bound that adversely affect Seller’s right to own or use Purchased IP Assets and Seller has not obligated itself to assign, license or otherwise transfer any rights with respect to the Purchased IP Assets to any third party.

(g)        Seller has taken all steps reasonable under the circumstances to protect and maintain the Purchased IP Assets, including maintaining and preserving the confidentiality of all trade secrets and other non-public information related to the Business including the Business Confidential Information. Seller has not disclosed any such trade secrets and other non-public information including the Business Confidential Information to any Person other than pursuant to a written, valid and enforceable confidentiality agreement providing for the non-disclosure and non-use of such trade secrets and other non-public information including the Business Confidential Information.

(h)        During the three years preceding the date of this Agreement, there has been no material virus, failure, or breakdown of the computer systems, networks, hardware or software included in the Purchased Assets (collectively, the “IT Systems”), or any other adverse event affecting the IT Systems that has caused a material disruption, degradation or interruption (A) of the use of the IT Systems, or (B) of or to the conduct of the Business, and there has been no unauthorized intrusion or use or breach of security of the IT Systems.

Section 5.11      Acquired Contracts.

(a)        Seller has delivered or made available to Buyer in the Data Room a true and complete copy of each Acquired Contract, and all other Contracts that are material to the Business, the Facility, or the Acquired Assets, together with any amendments thereto.

(b)        The Acquired Contracts constitute all Contracts that are necessary to carry on the operations of the Business as now conducted by Seller, and for the continued occupancy and use of Facility (other than the Subleased Portion) and ownership and use of the Acquired Assets after the Closing, in substantially the same manner as conducted prior to the Closing. Subject to the Contract Consents (as defined below), all Acquired Contracts are assignable to Buyer.

(c)        Each Acquired Contract is in full force and effect, is in compliance with all applicable Laws and constitutes a valid, legal, binding obligation of Seller and, to the Knowledge of Seller, the other parties thereto, subject to (i) Laws of general application relating to bankruptcy, insolvency and the relief of debtors, and (ii) rules of Laws governing specific performance, injunctive relief and other equitable remedies. None of Seller or, to Seller’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of any intention to terminate, any Acquired Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Acquired Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Data Room contains complete and correct copies of each Acquired Contract (including all modifications, amendments, exhibits, schedules and supplements thereto and waivers thereunder). There are no material disputes pending or, to the Company’s Knowledge, threatened under any Acquired Contract. Set forth on Section 5.11(c) of the Disclosure Letter are any consents, notices, or approvals required at any time for the Acquired Contracts to be assigned and transferred to Buyer under the terms of this Agreement (the “Contract Consents”).

Section 5.12      Litigation. Since October 31, 2015, there has not been any Proceeding pending, or to the Knowledge of Seller threatened against Seller or any of its Affiliates, in connection with or affecting any of the Purchased Assets, the Facility, or the Business. In addition, there is no Proceeding pending against, or to the Knowledge of Seller, threatened against, or affecting any of Seller or its properties or assets challenges or seeks to restrain, enjoin, alter, prevent or materially delay the transactions contemplated hereby or in any of the other Transaction Documents. Since October 31, 2015, neither Seller nor its Affiliates has been subject to any Governmental Order affecting any of the Business, the Facility, the Purchased Assets or the transactions contemplated hereby or in any of the other Transaction Documents.

Section 5.13      Employees and Independent Contractors.

(a)        Section 5.13(a) of the Disclosure Letter: (i) lists all Business Employees and independent contractors currently providing services to the Business; (ii) lists each Business Employee’s or independent contractor’s current rate of compensation (including, for any Business Employee or independent contractor who are leased or on temporary status, the rates

Seller pays for such Business Employees or independent contractors); (iii) lists each Business Employee’s or independent contractor’s date of hire and any prior periods of employment with Seller; (iv) identifies each such Business Employee who works, on average, fewer than 20 hours per week; (v) names any Business Employee who is absent from work due to a work-related injury, is receiving workers’ compensation or is receiving disability compensation; (vi) indicates the Business Employee or independent contractor who are leased or on temporary status, and any Contracts relating to such lease or temporary arrangement; and (vii) sets forth, for Business Employees who have terminated their employment since January 1, 2016, the reasons for their terminations. There are no unpaid wages, bonuses or commissions owed to any Business Employee or independent contractors providing services to the Business. Except as set forth in Section 5.13(a) of the Disclosure Letter, all Business Employees are terminable at-will, with or without notice or cause, and there are no outstanding agreements or arrangements with respect to severance payments to current or former Business Employees. The Data Room contains true and complete copies of (i) all employment, consulting, sales, commissions, advertising or marketing Contracts with all Business Employees and independent contractors providing services to the Business since January 1, 2016, which provide for annual payments in excess of $50,000, excluding bonuses and commissions, and (ii) any Contracts under which the Company has leased Business Employees since January 1, 2016.

(b)        Except as set forth in Section 5.13(b) of the Disclosure Letter, with respect to the Business or Facility, Seller has not, in the last five years: (i) experienced any organized slowdown, organized work interruption, strike or work stoppage by its employees; (ii) been a party to, or obligated by, any collective bargaining agreement, neutrality or card-check recognition agreement, or other agreement or understanding with a labor union or labor organization; (iii) been obligated under any Contract or otherwise to recognize or bargain with any labor organization or union on behalf of any employees; (iv) become aware that any Business Employee is represented by any union or labor organization for the purposes of collective bargaining; (v) received any request or demand from any union, labor organization or group of employees that such union, labor organization or group be recognized as the collective bargaining representative of any Business Employee; or (vi) received any notice of any claim of unfair labor practices with respect to any Business Employee.

(c)        Within the last 12 months, Seller has not incurred any Liability or obligation under the WARN Act in connection with the Facility or the Business that remains unsatisfied, and no terminations prior to the Closing Date shall result in unsatisfied Liability or obligation under the WARN Act. There has not been a “plant closing” or “mass layoff”, as defined by the WARN Act, requiring notice to employees in the event of a closing or layoff, within 90 days prior to the date of this Agreement.

(d)        Except as set forth in Section 5.13(d) of the Disclosure Letter, neither Seller nor any of its managers, officers, directors, or employees, within the last 12 months, has been charged, or threatened with the charge of, any unfair labor practice with respect to the Business. To the Seller’s Knowledge, Seller is in compliance with all applicable Laws concerning the employer-employee relationship and with all agreements relating to the employment of the Business Employees, including applicable wage and hour Laws, workers’ compensation Laws, occupational safety Laws, worker eligibility Laws, anti-discrimination Laws, unemployment Laws and social security Laws.

Section 5.14    Employee Benefits.

(a)        Neither the Seller nor any member of the Controlled Group (as defined below) currently has or at any time in the past has had, solely with respect to the Transferred Employees, an obligation to contribute to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code. For purposes of this Agreement, “Controlled Group” means any trade or business (whether or not incorporated) (x) under common control within the meaning of Section 4001(b)(1) of ERISA with the Seller or (y) which together with the Seller is treated as a single employer under Section 414(t) of the Code. With respect to each group health plan benefiting any current or former employee of the Seller or any member of the Controlled Group that is subject to Section 4980B of the Code, the Seller and the members of the Controlled Group have all complied with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA.

(b)        The consummation of the transactions contemplated by this Agreement will not give rise to any Liability for any employee benefits or other compensation, including Liability for severance pay, unemployment compensation, termination pay or withdrawal Liability, or accelerate the time of payment or vesting or increase the amount of compensation or benefits due to any Covered Employee.

Section 5.15    Environmental Matters.     Except as disclosed on Section 5.15 of the Disclosure Letter:

(a)        Seller has not: (i) entered into or been subject to any Governmental Order relating to the Facility or the Business pursuant to Environmental Laws or relating to any Environmental Condition; (ii) received any written request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any Environmental Condition (including under any citizen suit provision of any Environmental Law) relating to the Facility or the Business; or (iii) been the subject of or, to the Knowledge of Seller, threatened with, any governmental enforcement action or third party claim relating to the Facility or the Business under any Environmental Law, and Seller does not have any reason to believe that any of the foregoing is reasonably likely to be forthcoming.

(b)        Seller is in material compliance with all Environmental Laws relating to the operation of the Business at the Facility.

(c)        Seller has obtained all Permits required for the operation of the Business at the Facility by any Environmental Law, and is currently in material compliance with all of the terms, conditions and requirements of such Permits, a complete list of which is set forth in Section 5.15(c) of the Disclosure Letter, and, to the Knowledge of Seller, there are no pending or threatened Proceedings seeking to revoke, cancel or suspend any such Permit.

(d)        Seller has not generated, manufactured, refined, transported, treated, stored, handled, disposed, transferred, produced, recycled, or processed any Hazardous Substances at or from the Facility except, in each case, in compliance with all Environmental Laws or in any manner as could result in the imposition of any Environmental Liability, and there has been no Release or Threat of Release of any Hazardous Substances by the Business at or in the vicinity of the Facility (other than the Subleased Portion while subleased by Buyer).

(e)        Seller has not received notice of, and Seller has no Knowledge of, any Environmental Claim in connection with the Business, the Facility or any off-site location or locations to which Seller transported or arranged for the transportation, disposal, treatment or storage of Hazardous Substances in the conduct of the Business.

(f)        To Seller’s Knowledge, transfer of the lease for the Facility from Seller to Buyer will not trigger any notice obligations pursuant to Environmental Law.

(g)        Seller has not used any underground storage tanks requiring a permit under Environmental Law in connection with the Business at the Facility, except the two 10,000 gallon gasoline and diesel tanks that are needed to support Facility operations.

(h)        To Seller’s Knowledge, Seller is not currently required or obligated to make any capital or other expenditures in excess of $10,000 for the Business to remain in compliance with any Environmental Law at the Facility.

(i)        The Data Room contains true and correct copies of all material reports or tests with respect to compliance of the Facility or the Business with the Environmental Laws or the presence of Hazardous Substances at the Facility that are in the possession, custody or control of Seller or any of its respective Affiliates or Representatives.

(j)        Seller has not at any time produced, manufactured, sold or otherwise placed in commerce any product containing asbestos or asbestos-containing material at the Facility or in connection with the Business.

Section 5.16    Inventory. Section 5.16 of the Disclosure Letter contains a true and correct summary of the Inventory as of the close of business on the Business Day immediately preceding the date of this Agreement (the “Inventory Summary”), broken down by categories of raw materials, work-in-process and finished goods and providing the reserves relating thereto and the book value of each item. The Inventory are of a quality and quantity useable and saleable in the normal and the Ordinary Course of Business and not obsolete, except as set forth in the Inventory Summary. All work in-process and finished goods in the Inventory have been produced in compliance with Seller’s applicable quality control procedures. No Inventory is held in consignment and Seller is not under any Liability with respect to accepting returns of items of Inventory in the possession of its customers other than in the Ordinary Course of Business. All Inventory was produced or acquired by Seller in bona fide, arms-length transactions entered into in the Ordinary Course of Business.

Section 5.17    Affiliate Transactions. Neither Seller nor its Affiliates is a creditor, debtor, customer, distributor, supplier or vendor of, or service provider to, the Business, or is the counter-party to any Acquired Contract.

Section 5.18    Books and Records. The books and other records of Seller relating to the Business or the Purchased Assets, all of which have been made available to Buyer in the Data Room, have been maintained in accordance with commercially reasonable business practices.

Section 5.19    Insurance. Section 5.19 of the Disclosure Letter sets forth a complete and correct list of all insurance policies of any kind currently in force with respect to the Facility, the Business or the Purchased Assets, other than any insurance policies maintained by Buyer (the “Insurance Policies”). Section 5.19 of the Disclosure Letter also sets forth for each Insurance Policy, the type of coverage, the name of the insureds, the insurer, the premium, the expiration date, the period to which it relates, the deductibles and loss retention amounts and the amounts of coverage. The Data Room contains true and complete copies of all of the Insurance Policies. None of the insurers under any of the Insurance Policies has rejected the defense or coverage of any claim relating to the Business, the Facility, or to the Purchased Assets and purported to be covered by such insurer. Seller does not have Liability for any retrospective premium adjustments under any present or past insurance policies. Section 5.19 of the Disclosure Letter also lists all claims for insured losses relating to the Business, the Facility or the Purchased Assets filed by Seller in the preceding three years and all insurance loss runs in respect of the Business, the Facility, and the Purchased Assets for the past three policy years.

Section 5.20    Warranty Claims. As of the date hereof, there are no outstanding claims against Seller by any customer arising out of or in connection with any alleged defect in service, quality, materials, workmanship, fitness, or performance arising out of any products or services provided by Seller in connection with the Business, or any other non-conformity with contractual commitments with customers or express or implied customer warranties in connection with the Business. The Data Room contains true and complete copies of Seller’s standard forms of warranty that it provides to its customers in connection with the Business (other than any implied warranties under applicable Law) (the “Standard Warranties”). Seller has not provided warranties to its customers in connection with the Business that differ in any material respects from the Standard Warranties.

Section 5.21    Customer List; Significant Customers and Suppliers. Section 5.21 of the Disclosure Letter (a) sets forth an accurate and complete list of the customers of the Business who have received goods or service provided by Seller during the 2015, 2016 and 2017 calendar years (the “Customer List”), and (b) the 10 largest customers and 10 largest suppliers of the Business (measured by value of net sales or purchases, respectively) during each of the 2015, 2016 and 2017 calendar years (the “Material Customers” and “Material Suppliers”). None of the Material Customers or Material Suppliers has terminated, canceled or made any material modification in, its business relationship with Seller or threatened in writing to take any of the foregoing actions. Seller has not received written notice from any Material Customer or Material Supplier, and Seller has no Knowledge that any Material Customer or Material Supplier has any intent to cease doing business with Buyer, or intent to materially decrease the volume or value of its business with Buyer after, or as a result of, the consummation of the transactions contemplated hereby.

Section 5.22    Governmental Incentives. Section 5.22 of the Disclosure Letter contains a complete description of all Incentives under the Incentive Agreements with respect to the Facility and the Business, and sets forth (including any applicable dollar amounts): (a) all

Incentives under the Incentive Agreements granted to Seller or, to Seller’s Knowledge, any other Person since September 28, 2011 and (b) any Incentive Clawbacks or threats or claims with respect to Incentive Clawbacks during the period beginning on September 28, 2011 and ending on the date of this Agreement, and the reason for such Incentive Clawbacks or threats or claims thereof. There are no Contracts, Governmental Authorizations, or Governmental Orders with respect to Incentives or Incentive Clawbacks other than the Incentive Agreements and the Incentive Allocation Agreement. All information provided by Seller to any Governmental Authority in connection with any Incentives (including in any applications or subsequent reporting) was true and complete in all respects at the time when made to the Governmental Authority, and Seller has complied in all material respects with any reporting obligations in connection with the Incentives. Seller has no Knowledge of any pending or threatened Incentive Clawbacks.

ARTICLE VI

COVENANTS AND AGREEMENTS

Section 6.01    Buyer’s Investigation.

(a)        Prior to the Closing Date, Buyer shall be entitled, upon reasonable request and at its own expense, through its employees and Representatives, including, its attorneys, to perform a due diligence investigation of the Business, Purchased Assets and the Facility. Without limiting the foregoing, Buyer and its Representatives shall have the right to inspect the machinery and equipment located at the Facility included in the Purchased Assets. Buyer shall be permitted reasonable access to Seller’s premises, the Facility, books and records of Seller, including, the opportunity to observe and verify the Purchased Assets. Any such investigation and review shall be conducted during normal business hours at reasonable times and under reasonable circumstances. Buyer agrees that any such investigation or review shall not unreasonably interfere with the ongoing operations of Seller. Seller shall cooperate with all reasonable requests and shall use reasonable efforts to cause its Representatives to cooperate with such review and investigation.

(b)        Prior to the Closing Date, Buyer shall not, without Seller’s prior written consent (which consent will not be unreasonably withheld, conditioned or delayed) meet with customers listed on the Customer List. Seller shall use commercially reasonable efforts to provide Buyer with reasonable access to customers on the Customer List prior to the Closing Date. Prior to the Closing Date, Buyer shall have reasonable access, during mutually agreeable times with Seller, to meet with Business Employees in order to introduce such employees to Buyer, complete paperwork for background checks and provide employee benefits orientation, in a manner to minimize interference with the performance of such Business Employees’ duties to Seller.

Section 6.02    Consents of Third Parties; Governmental Authorizations.    Seller and Buyer shall use commercially reasonable efforts to obtain, before the Closing Date: (a) all Contract Consents and (b) all Governmental Authorizations, all other declarations, filings or registrations with, or notices to, any Governmental Authority and all consents, approvals or authorizations of, declarations, filings or registrations with, or notices to, any other Person, all as set forth in Section 6.02 of the Disclosure Letter (collectively (a) and (b) are the “Material

Consents”), in either case, in form and substance reasonably satisfactory to Buyer. Permit Consents shall be obtained in accordance with the terms set forth in Section 5.07(d) of the Disclosure Letter. Without limiting the foregoing, Seller shall take any action reasonably requested by Buyer in order to transfer Seller’s Title V air emissions stationary source operating permit (Permit No. 701-0058). Effective as of the Closing Date, Buyer shall be solely responsible for all obligations under such permit as they relate to any pollutant emissions on or after Closing, while Seller shall retain responsibility and liability for all permit obligations as they relate to any such emissions prior to the Closing Date. If a Material Consent is not obtained at or prior to Closing, Seller shall use commercially reasonable efforts to obtain such Material Consent as soon as practicable after Closing; provided, that all Material Consents must be obtained within 30 days after Closing, unless otherwise set forth in this Agreement.

Section 6.03    Operations of the Business Prior to the Closing.    During the period prior to the Closing Date, except as contemplated by this Agreement, Seller shall operate and carry on the Business only in the Ordinary Course of Business. Consistent with the foregoing, Seller shall (a) keep and maintain the Facility and the Purchased Assets in good operating condition and repair subject to normal wear and tear; (b) use its commercially reasonable efforts consistent with good business practice to maintain the Business intact and to preserve the goodwill of the suppliers, licensors, employees, customers, distributors and others having business relations with Seller in connection with the Business; (c) maintain (except for expiration due to lapse of time) all Acquired Contracts in effect without change, except those Acquired Contracts which expire or terminate by their terms or as otherwise expressly provided herein; (d) comply in all material respects with the provisions of all Laws applicable to Seller in connection with the Purchased Assets, the Facility, and the conduct of the Business; (e) not cancel, release, waive or compromise any Debt related to the Business that will be assumed at the Closing by Buyer in its favor other than in connection with returns for credit or replacement in the Ordinary Course of Business; (f) not alter the rate or basis of compensation of any of its Business Employees other than in the Ordinary Course of Business; (g) not enter into any new material Contract; (h) not sell, lease or otherwise dispose of any properties or assets associated with the Business, except in the Ordinary Course of Business or Excluded Assets; (i) not enter into any Contractual Obligation with any Affiliate that is related to the Business; and (j) not take or omit to take any action that would cause the representations and warranties in Article V to be untrue at, or as of any time prior to, the Closing Date.

Section 6.04    Notification of Certain Matters. From the date of this Agreement until the Closing Date, Seller shall give Buyer prompt written notice upon becoming aware of any material development affecting the Purchased Assets, the Facility, the Assumed Liabilities, or any event or circumstance that could reasonably be expected to result in a breach of, or inaccuracy in, any representation or warranty contained in Article V; provided, that if such material development occurs after the date of this Agreement, such disclosure shall be deemed to qualify the applicable representation and warranty of Seller set forth in this Agreement, and shall not be deemed to be a breach of, or inaccuracy in, any of the representations and warranties of Seller set forth in this Agreement. In no event shall Seller be required to indemnify Buyer for a material development that occurs after the date of this Agreement and is disclosed to Buyer pursuant to this Section 6.04.

Section 6.05    No Solicitation. From the date of this Agreement until the earlier of the Closing Date or the date of the termination of this Agreement pursuant to Article VIII, Seller shall not, nor shall it authorize or permit any officer, director, employee, investment banker, attorney or other adviser or Representative of Seller to: (a) solicit, initiate or encourage the submission of, any Acquisition Proposal, (b) enter into any agreement with respect to any Acquisition Proposal, or (c) participate in any discussions or negotiations regarding, or furnish to any Person any information for the purpose of facilitating the making of, or take any other action to facilitate any inquiries or the making of, any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal. Seller shall promptly advise Buyer of any Acquisition Proposal and any inquiries with respect to any Acquisition Proposal.

Section 6.06    Satisfaction of Closing Conditions. Seller and Buyer shall, and shall cause their respective Representatives to, use commercially reasonable efforts to take all of the actions necessary to consummate the transactions hereunder including delivering all the various certificates, documents and instruments described in Section 7.01 and Section 7.02 hereto, as the case may be.

Section 6.07    Further Assurances; Incentive Assignment.

(a)        Seller agrees that, at any time and from time to time on and after the Closing Date, it will, upon the reasonable request of Buyer and without further consideration, take all commercially reasonable steps necessary to place Buyer or its Affiliates (as directed by Buyer) in possession and operating control of the Purchased Assets, and Seller will use its commercially reasonable efforts to execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all further acts, deeds, assignments, conveyances, transfers or powers of attorney as reasonably required to sell, assign, convey, transfer, grant, assure and confirm to Buyer, all of the Purchased Assets, or to vest in Buyer good title to the Purchased Assets, and to carry out the other transaction contemplated hereunder. Seller shall not take any action that is designed or intended to have the effect of discouraging any lessor, licensor, supplier, distributor or customer of Seller in connection with the Business from maintaining the same relationship with Buyer after the Closing as it maintained with Seller prior to the Closing.

(b)        Buyer agrees that after the Closing Date, it shall provide Seller with reasonable access during normal business hours to (a) the books and records transferred to Buyer hereunder necessary for Seller’s Tax, accounting and other corporate purposes and (b) for a period not to exceed 90 days following the Closing, the Facility in order to permit Seller to remove the Excluded Assets from the Facility; provided, that Seller shall be responsible for any Losses incurred by Buyer, including any damage to the Facility or Buyer’s property, as a result of such removal of the Excluded Assets.

(c)        Each Party shall use commercially reasonable efforts to execute, and to cause the other parties thereto to execute, the Third Supplement and Amendment to Consent to Assignment and Amendment in the form of Exhibit A hereto (the “Incentive Assignment”) as soon as reasonably practicable after Closing, but in no event more than 30 days after Closing, pursuant to which Seller will assign to Buyer the SLDA. The Parties will cooperate and provide each other with reasonable assistance in fulfilling any requirements of the Public Authorities (as defined in the Incentive Assignment) in connection with the execution of the Incentive Assignment.

Section 6.08    Transition Cooperation. Seller shall refer all customer inquiries relating to the Business to Buyer from and after the Closing, and shall promptly forward or cause to be forwarded to Buyer any mail received by it that relates to the Business, the Facility, the Purchased Assets, or the Assumed Liabilities. Seller agrees to cooperate with Buyer to facilitate the transfer of all utilities servicing the Facility into Buyer’s name, at or as soon as reasonably practicable following the Closing, including the transfer of any telephone numbers, electrical service, water and sewage.

Section 6.09    Litigation Support. In the event and for so long as any Party is actively contesting or defending against any action, suit, Proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (a) any transaction contemplated under this Agreement or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Business, the Purchased Assets, or the Facility, each of the other Parties will assist such defending Party’s counsel in the contest or defense, make reasonably available their personnel, and provide such testimony and access to their books and records as the defending Party may reasonably request in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending party is entitled to indemnification therefor under Article IX); provided that the foregoing shall not apply to actions or claims between the Parties.

Section 6.10    Confidentiality.

(a)        Seller will treat and hold as confidential all of the Business Confidential Information, refrain from using any of the Business Confidential Information except as needed for Seller’s internal or government-reporting purposes and destroy all Business Confidential Information retained by it in accordance with its record retention policies. In the event that Seller is requested or required pursuant to a written or oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigation demand, or similar process to disclose any Business Confidential Information, Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6.10. If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Business Confidential Information to any tribunal or else stand liable for contempt, Seller may disclose the Business Confidential Information to the tribunal; provided, however, that Seller shall use its reasonable best efforts to obtain an order or other assurance that confidential treatment will be accorded to such Business Confidential Information required to be disclosed and Seller shall use its reasonable best efforts to disclose only such Business Confidential Information as is necessary to comply with such written or oral question or request for information or documents in any Proceeding, interrogatory, subpoena, civil investigation demand, or similar process.

(b)        Buyer will not, and will instruct its Representatives and other Affiliates not to, for a period of five years after the Closing Date, without the prior written consent of Seller, disclose to any third party (other than each other and their respective Representatives) any confidential or proprietary information related to the Seller, its Affiliates, the Excluded Assets or Excluded Liabilities; provided, that, the foregoing restriction will not (i) apply to the Business Confidential Information or any information (A) generally available to, or known by, the public (other than as a result of disclosure in violation of this Section 6.10(b), or (B) independently developed by Buyer or any of its Representatives (other than by Representatives that were Representatives of Seller prior to the Closing) without reference to or use of the applicable confidential or proprietary information, or (ii) prohibit any disclosure (A) required by Law or by the applicable rules of any exchange on which Buyer lists securities, or (B) made in connection with the enforcement of any right or remedy relating to this Agreement or any of the other Transaction Documents or the transactions contemplated hereby or thereby.

Section 6.11    Covenant Not to Compete.

(a)        Seller agrees that it will not, and will not permit any of its subsidiaries to, except on behalf of Buyer, during the period beginning on the date hereof and ending on the fifth anniversary of the Closing Date, directly or indirectly, for any reason, for its own account, or on behalf of, or together with or through, any other Person or entity, whether as principal, agent, shareholder, partner, member or equity owner:

            (i)    engage in or assist others in engaging in, own, control, manage, or participate in the ownership, control or management of, or have a material financial interest in, any business engaged in, in whole or in part, the Competitive Activity within the United States of America, Canada, and Mexico (collectively, the “Territory”);

            (ii)    solicit, or assist in the solicitation of, any Person having an office or conducting business anywhere within the Territory and to which Seller sold goods or provided services in connection with the Business, in each case during the two-year period ending on the Closing Date, for the purpose of selling goods or providing services related to the Competitive Activity; or

            (iii)    solicit, or assist in the solicitation of, any Person employed or engaged by Buyer in any capacity (as an employee, independent contractor or otherwise) to terminate such employment or other engagement, whether or not such employment or engagement is pursuant to a contract and whether or not such employment or engagement is at will; provided, however, that the advertisement of job openings and use of employee search firms, newspapers, magazines, the internet and other media not directed at the foregoing shall not constitute a breach of this Section 6.11(a)(iii). Nothing in this Section 6.11(a)(iii) will prohibit Seller from employing those Business Employees that Buyer does not hire as of the Closing Date, or any Person after such Person’s employment or engagement with Buyer is terminated if Seller did not violate this Section 6.11(a)(iii) during such Person’s employment or engagement with Buyer.

(b)        Although the Parties have, in good faith, used their best efforts to make the provisions of Section 6.11(a) reasonable in terms of geographic area, duration and scope of restricted activities in light of the scope and nature of the Business and the direct and indirect consideration to be received by Seller hereunder, and it is not anticipated, nor is it intended, by any Party that an arbitral panel or court of competent jurisdiction would find it necessary to reform the provisions hereof to make them reasonable in terms of geographic area, duration or otherwise, the Parties understand and agree that if an arbitral panel or court of competent jurisdiction determines it necessary to reform the scope of Section 6.11(a) or any part thereof in order to make it binding and enforceable, such provision shall be considered reformable and divisible in all respects and such lesser or other scope as any such court shall determine to be reasonable shall be effective, binding and enforceable.

(c)        The Parties recognize and agree that in the event of a breach or threatened breach by Seller of Section 6.11(a), money damages would not be an adequate remedy to Buyer for such breach and, even if money damages were adequate, it would be difficult to ascertain or measure with any degree of accuracy the damages sustained by Buyer therefrom. Accordingly, if there should be a breach or threatened breach by Seller of the provisions of Section 6.11(a), Buyer shall be entitled to seek an injunction restraining Seller from any such breach. Nothing in the preceding sentence shall limit or otherwise affect any remedies that Buyer or its Affiliates may otherwise have under applicable Law.

Section 6.12    Employee Matters.

(a)        Effective as of the Closing Date, Buyer shall offer employment to a sufficient number of Business Employees, and on sufficient terms and conditions of employment, such that the transactions contemplated by this Agreement do not result in a “plant closing” or “mass layoff”, as those terms are defined in the WARN Act, or otherwise result in the application of, or liability under, the WARN Act. Except as set forth in this Section 6.12(a) and Section 6.12(b), Buyer shall not be obligated to hire or retain any Business Employee for any period following the Closing. Prior to the Closing, Buyer shall provide Seller with notice with respect to the Business Employees to whom Buyer intends to offer employment (the Business Employees who accept such employment, the “Transferred Employees”). Upon reasonable request by Buyer, Seller shall cooperate with and shall not impair Buyer’s efforts to obtain the employment of such Business Employees.

(b)        Buyer, at the time of Closing, will offer employment to all of the Transferred Employees, who will become employees of Buyer. Seller shall pay to all such Transferred Employees as soon as reasonably practicable after the Closing Date, and in accordance with Seller’s standard payroll schedule and procedures, all amounts earned or accrued for wages, commissions, salaries, bonuses, holiday and vacation pay, and past service claims as of the Closing Date. Seller shall make and remit, for all periods through and including the Closing Date, all proper deductions, remittances and contributions for employees’ wages, commissions and salaries required under all Contractual Obligations and Laws (including, for health, hospital and medical insurance, group life insurance, pension plans, workers’ compensation, unemployment insurance, income Tax, FICA Taxes and the like) and, wherever required by such Contractual Obligations and/or Laws, all proper deductions and contributions from its own funds for such purposes, including making all matching contributions to Seller’s 401(k) plan(s) on account of any contributions made by the Transferred Employees prior to Closing and for which matching contributions by Seller have not yet been made, as required by Seller’s 401(k) plan(s), in each case consistent with and at such times consistent with Seller’s standard practices. Seller shall be responsible for all Liabilities arising out of or based upon such termination of the Transferred Employees, including, any severance pay obligations of Seller or their Affiliates. In addition, Seller shall be responsible for all Liabilities arising out of any COBRA continuation coverage, within the meaning of Code Section 4980(f) for “covered employees,” as defined by Code Section 4980B(7), and employees of Seller other than Transferred Employees that are entitled to elect COBRA continuation coverage as of their applicable termination date.

(c)        Seller shall offer a severance payment to all Business Employees receiving short-term disability coverage prior to the Closing Date. In any releases entered into by any Business Employees receiving such severance payments, Seller shall provide that Buyer is a beneficiary and include Buyer as a “released party.”

(d)        All terms and conditions of employment for Transferred Employees will be established solely by Buyer.

(e)        At the request of Buyer prior to the Closing, Seller shall continue their health care coverage for a period not to exceed the remainder of the calendar month in which the Closing occurs for the Transferred Employees. Buyer shall bear the insurance premiums for such period and Buyer shall indemnify and hold Seller harmless for all other Liabilities, costs and expenses incurred by Seller arising out of or based upon such continued coverage for such employees after the Closing Date.

(f)        Seller shall promptly deliver to Buyer after the Closing Date all Employee Records for each Transferred Employee. Buyer shall keep all Employee Records confidential and shall not disclose or release such information, except for any disclosure that may be required in the ordinary course of Buyer’s business or as otherwise required by law.

(g)        Seller will be responsible for discharging all obligations in respect of Business Employees under the WARN Act for the notification of any “employment loss” within the meaning of the WARN Act which occurs prior to the Closing. Buyer will be responsible for discharging all obligations in respect of Business Employees and Transferred Employees under the WARN Act and for the notification of any “employment loss” within the meaning of the WARN Act which occurs on or after the Closing. Seller will provide Buyer at Closing a list of Business Employees whose employment has been involuntarily terminated or who have been notified of their termination by Seller (other than as a result of the transactions contemplated by this Agreement) during the 90-day period ending on the Closing Date.

(h)        Buyer shall not, on or at any time within 90 days after the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part the Business or the Facility. In addition, Buyer shall provide a full defense to, and indemnify Seller for any claims, suits, charges, complaints, demands, grievances, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorneys’ fees and other defense costs or disbursements) which Seller may incur in connection with any suit or claim of violation brought against or affecting Seller under the WARN Act for any actions taken by Buyer with regard to the Business or the Facility, including but not limited to liability under the WARN Act that arises in whole or in part as a result of any “employment loss”, as that term is defined in the WARN Act, which was caused by Buyer on or within 90 days after the Closing Date.

(i)        Seller shall not, within 90 days prior to the Closing Date, effectuate a “plant closing” or “mass layoff,” as those terms are defined in the WARN Act, affecting in whole or in part the Business or the Facility. In addition, Seller shall provide a full defense to, and indemnify Buyer for any claims, suits, charges, complaints, demands, grievances, proceedings, losses, expenses, damages, obligations and liabilities (including costs of collection, attorneys’ fees and other defense costs or disbursements) which Buyer may incur in connection with any suit or claim of violation brought against or affecting Buyer under the WARN Act for any actions taken by Seller with regard to the Business or the Facility, including but not limited to liability under the WARN Act that arises in whole or in part as a result of any “employment loss”, as that term is defined in the WARN Act, which was caused by Seller in such 90 day period prior to the Closing Date.

Section 6.13    Tax Matters.

(a)        Seller shall timely pay any Taxes attributable to the Business or the Purchased Assets and file any Tax Returns attributable to Seller’s income from the Business, the Business or the Purchased Assets for periods ending on or before the Closing Date. Buyer shall timely pay any Taxes attributable to the Business or the Purchased Assets and file any Tax Returns attributable to Buyer’s income from the Business, the Business or the Purchased Assets for periods after the Closing Date.

(b)        Each of Seller and Buyer agree to cooperate fully, as and to the extent reasonably requested by the other Party, in connection with the preparation and filing of any Tax Return, claim for refund or audit and the prosecution or defense of any Proceeding relating to any proposed adjustment that relates to Seller, the Purchased Assets, or the Assumed Liabilities. Such cooperation shall include the retention of records and information relating to the Purchased Assets and the Assumed Liabilities, and upon the other Party’s request, furnishing or causing to be furnished to each other as promptly as practicable, such information and assistance (including access to books and records) relating to the Purchased Assets or the Assumed Liabilities as is reasonably necessary for the preparation and filing of any Tax Return, claim for refund or audit and the prosecution or defense of any Proceeding relating to any proposed adjustment and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

Section 6.14    Transfer of Warranties. As of the Closing Date, to the extent assignable, Seller shall be deemed to have assigned to Buyer all of its right, title and interest in and to warranties (express and implied) that continue in effect with respect to any of the Purchased Assets, and to have nominated Buyer as Seller’s true and lawful attorney to enforce such warranties against such manufacturers, and Seller shall execute and deliver such specific assignments of such warranty rights as Buyer may reasonably request.

Section 6.15    Equipment Repair Credit. Seller shall make a payment to Buyer of $650,000 at Closing in connection with the repair of equipment included in the Purchased Assets.

Section 6.16    Publicity. No Party shall issue any press release or similar public announcement concerning this Agreement or the transactions contemplated hereby, or publicly disclose the terms of this Agreement, without obtaining the prior written approval of the other Party unless, in the sole judgment of Buyer or Seller or their legal counsel, as applicable, disclosure is otherwise required by applicable Law or by the applicable rules of any exchange on which such Party lists securities, and only to the extent that such disclosure is required in the sole judgment of such Party or their legal counsel.

Section 6.17    Use of Name. Buyer agrees that Buyer will have no right, title, interest, license or any other right whatsoever in or to the trade names or marks of Seller, including the name “Navistar” and any service marks, trademarks, trade names, identifying symbols, or logos related thereto or containing or comprising the foregoing. Notwithstanding the foregoing, Buyer shall not be required to make any material modifications to any Inventory, including any finished goods, and shall have the right to freely use or sell the Inventory as it exists on the Closing Date.

Section 6.18    Data Room Record. Not later than three Business Days after the date hereof, Seller shall deliver to Buyer a DVD ROM disc (or similar media) containing a digital copy of all of the materials included in the Data Room.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.01    Conditions to Buyer’s Obligations. The obligations of Buyer to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date (any or all of which may be waived in whole or in part by Buyer):

(a)        The representations and warranties of Seller set forth in Article V (other than the Seller Fundamental Representations) shall be true and correct in all material respects as of the date of this Agreement and the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date);

(b)        The Seller Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and the Closing Date;

(c)        Seller shall have performed in all material respects all of its obligations required to be performed under this Agreement at or prior to Closing;

(d)        There shall not have occurred after the date of this Agreement any event, change, effect or development that has had or is reasonably expected to have, individually or in the aggregate, a Material Adverse Effect with respect to the Business, the Facility, or the Purchased Assets;

(e)        No Proceeding shall be initiated, pending or threatened, in writing, nor shall there be any formal or informal inquiry by a Governmental Authority, which would reasonably be expected to result in a Governmental Order (nor shall there be any Governmental Order in effect) (i) which would prevent consummation of any of the transactions contemplated hereunder, (ii) which would result in any of the transactions contemplated hereunder being rescinded following consummation, (iii) which would materially limit or otherwise adversely affect the right of Buyer to operate all or any material portion of the Business, the Purchased Assets, or the Facility, or (iv) would compel Buyer or any of its Affiliates to dispose of all or any material portion of the Facility, the Business, or the Purchased Assets;

(f)        Seller shall have assigned the Master Lease to Buyer pursuant to the terms of the Lease Assignment and Assumption Agreement in the form of Exhibit B hereto (the “Lease Assignment Agreement”);

(g)        Seller shall have delivered or caused to be delivered to Buyer the following, in form and substance reasonably acceptable to Buyer:

              (i)         a certificate of Seller dated the Closing Date stating that the preconditions specified in Section 7.01(a), (b), (c) and (d) have been satisfied;

              (ii)         the Bill of Sale, in the form of Exhibit C hereto (the “Bill of Sale”), executed by Seller;

              (iii)         the Assignment and Assumption Agreement, in the form of Exhibit D hereto (the “Assignment and Assumption Agreement”), executed by Seller;

              (iv)         the Transition Services Agreement, in the form of Exhibit E hereto (the “Transition Services Agreement”), executed by Seller;

              (v)         a copy of the Lease Assignment Agreement and an estoppel certificate in connection with the Master Lease, each executed by the Master Lease Landlord;

              (vi)         terminations of the Parts and Production Services Supply Agreement, the Security Agreement and the Master Services Agreement, each as executed by Seller (the “Termination Agreements”);

              (vii)         the Closing Statement executed by Seller;

              (viii)         a duly executed consent to assign to Buyer the Power Supply Contract with City of Sheffield, Alabama dated September 10, 2009 (as assigned to Navistar on January 2, 2012);

              (ix)         the Customer List, updated as of the Closing Date;

              (x)         evidence that all mortgages, security interests, collateral assignments and other Encumbrances (other than Permitted Encumbrances except for Permitted Encumbrances that must be paid off or released at or prior to Closing) on any of the Purchased Assets have been released, discharged and terminated in full, including payoff letters in connection therewith, and that termination statements with respect to all UCC financing statements relating to such Encumbrances have been filed at the expense of Seller; and

              (xi)         a certificate of good standing or its equivalent for Seller from the Secretary of State of the state of its incorporation and each other jurisdiction in which Seller is required to be qualified to conduct the Business;

              (xii)         a certificate of Seller certifying (A) the resolutions duly adopted by Seller authorizing and adopting the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party and the consummation of all transactions contemplated hereby and thereby, (B) the Organizational Documents of Seller, and (C) the names and signatures of the officers of Seller authorized to sign this Agreement and the other Transaction Documents to which it is a party;

              (xiii)         a non-foreign affidavit dated as of the Closing Date, sworn under penalty of perjury and in form and substance required under Treasury Regulations issued pursuant to Code § 1445 stating that Seller is not a “foreign person” as defined in Code § 1445;

              (xiv)         such other documents and instruments as counsel for Buyer may reasonably request to consummate the transactions contemplated herein.

Section 7.02    Conditions to Seller’s Obligations. The obligations of Seller to consummate the transactions contemplated by this Agreement are subject to the satisfaction of the following conditions as of the Closing Date (any or all of which may be waived in whole or in part by Seller):

(a)        The representations and warranties of Buyer set forth in Article IV (other than the Buyer Fundamental Representations) shall be true and correct in all material respects, as of the date of this Agreement and the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date);

(b)        The Buyer Fundamental Representations shall be true and correct in all respects as of the date of this Agreement and the Closing Date;

(c)        Buyer shall have performed in all material respects all of its obligations required to be performed under this Agreement at or prior to Closing;

(d)        No Proceeding shall be pending or threatened in writing which may result in a Governmental Order (nor shall there be any Governmental Order in effect) (i) which would prevent consummation of any of the transactions contemplated hereunder, or (ii) which would result in any of the transactions contemplated hereunder being rescinded following consummation;

(e)        Buyer shall have delivered or caused to be delivered to Seller the following, in form and substance reasonably acceptable to Seller:

              (i)         a certificate of Buyer dated the Closing Date stating that the preconditions specified in Section 7.02(a), (b) and (c) have been satisfied;

              (ii)         the Assignment and Assumption Agreement executed by Buyer;

              (iii)         the Transition Services Agreement executed by Buyer;

              (iv)         the Lease Assignment Agreement executed by Buyer;

              (v)         each of the Termination Agreements executed by Buyer or FCA, as applicable; and

              (vi)         the Closing Statement executed by Buyer.

ARTICLE VIII

TERMINATION

Section 8.01    Termination. Notwithstanding anything contained in this Agreement to the contrary, this Agreement may be terminated at any time prior to the Closing:

(a)        by the mutual written consent of Buyer and Seller;

(b)        by either Buyer or Seller, if (i) any Governmental Authority having competent jurisdiction over any Party shall have issued a final Governmental Order restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such Governmental Order is or shall have become nonappealable, or (ii) a Law has been adopted that makes the transactions contemplated by this Agreement illegal or otherwise prohibited; provided, however, that the Party seeking to terminate this Agreement pursuant to clause (i) above shall not have initiated such Proceeding or taken any action in support of such Proceeding and shall have used its reasonable best efforts to challenge such order or other action;

(c)        by Buyer, in the event of the inaccuracy in or breach of any representation or warranty of Seller contained in this Agreement or if Seller breaches or fails to perform any of its respective covenants or agreements contained in this Agreement and such inaccuracy, breach or failure to perform (i) would reasonably be expected to give rise to the failure of a condition set forth in Section 7.01, (ii) cannot be or has not been cured within 15 Business Days after the receipt of written notice thereof, and (iii) has not been waived by Buyer; provided, that, the right to terminate this Agreement pursuant to this Section 8.01(c) shall not be available if, at the time of such purported termination, Buyer has breached or failed to perform in any material respect any of its representations, warranties, covenants or agreements contained in this Agreement;

(d)        by Seller, in the event of the inaccuracy in or breach of any representation or warranty of Buyer contained in this Agreement or if Buyer breaches or fails to perform any of its covenants or agreements contained in this Agreement and such inaccuracy, breach or failure to perform (i) would reasonably be expected to give rise to the failure of a condition set forth in Section 7.02, (ii) cannot be or has not been cured within 15 Business Days after the receipt of written notice thereof, and (iii) has not been waived by Seller; provided, that, the right to terminate this Agreement pursuant to this Section 8.01(d) shall not be available if, at the time of such purported termination, Seller has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or agreements contained in this Agreement; or

(e)        by either Buyer or Seller, if the Closing has not been consummated on or before March 2, 2018 (the “Closing Date Deadline”); provided, that no Party may terminate this Agreement pursuant to this Section 8.01(e) if such Party’s breach or failure to perform any of such Party’s representations, warranties, covenants or agreements contained in this Agreement shall have been a principal cause of or resulted in the failure of the Closing to be consummated on or before the Closing Date Deadline.

Section 8.02    Notice of Termination; Effect of Termination.

(a)        The Party desiring to terminate this Agreement pursuant to Section 8.01(b) through Section 8.01(e) shall give written notice of such termination to the other Party in accordance with Section 10.07, specifying the provision or provisions hereof pursuant to which such termination is effected.

(b)        In the event of termination of this Agreement pursuant to Section 8.01, this Agreement shall be of no further force or effect; provided, however, (i) the provisions of Section 6.10, Article VIII, and Article X shall survive termination and (ii) any termination pursuant to Section 8.01 shall not relieve any Party of any Liability for breach of any representation, warranty, covenant or agreement hereunder occurring prior to such termination. The right of any Party to terminate this Agreement pursuant to Section 8.01 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any Party, whether prior to or after the execution of this Agreement.

Section 8.03    Return of Documentation. Following termination of this Agreement, (a) all filings, applications and other submissions made pursuant to this Agreement or prior to the execution of this Agreement in contemplation hereof shall, to the extent practicable, be withdrawn from the Governmental Authority to which made, and (b) Buyer shall return or destroy (and provide proof of such destruction of) all agreements, documents, contracts, instruments, books, records, materials and other information (in any format) regarding Seller provided to Buyer or its Representatives in connection with the transactions contemplated hereunder other than as reasonably necessary to enforce its rights under this Agreement. Notwithstanding the foregoing, Buyer and its legal counsel shall each be permitted to retain electronic copies of all such information and materials that have become embedded in its electronic data systems through programmed backup procedures.

ARTICLE IX

INDEMNIFICATION

Section 9.01    Survival of Representations, Warranties, Covenants and Agreements. All covenants and agreements contained in this Agreement shall survive the Closing until fully performed. All of the representations and warranties of Seller (a) contained in Section 5.01, Section 5.02, Section 5.03 and Section 5.04(a) (the “Seller Fundamental Representations”) shall survive the Closing and continue in full force and effect until the 20th anniversary of the Closing Date, (b) contained in Section 5.15 shall survive the Closing and continue in full force and effect until the fifth anniversary of the Closing Date, (c) contained in Section 5.08 shall survive the Closing and continue in full force and effect until the seventh anniversary of the Closing Date, and (d) all other representations and warranties of Seller under this Agreement shall survive Closing hereunder and continue in full force and effect for a period of 18 calendar months thereafter. The representations and warranties of Buyer contained in Section 4.01, Section 4.02, Section 4.03 and Section 4.04 (the “Buyer Fundamental Representations”, and together with the Seller Fundamental Representations, the “Fundamental Representations”) shall survive the Closing and continue in full force and effect until the 20th anniversary of the Closing Date, and all other representations and warranties of Buyer under this Agreement shall survive Closing hereunder and continue in full force and effect for a period of 18 calendar months thereafter. The obligation of any Party to indemnify another Party shall terminate when the applicable representation or warranty terminates. Notwithstanding the foregoing, any representation or warranty in respect of which indemnity may be sought hereunder, and the indemnity with respect thereto, shall survive the time at which it would otherwise terminate pursuant to this Section 9.01 if notice describing in reasonable detail the basis for any alleged inaccuracy or breach giving rise to such right or potential right of indemnity shall have been given to the Party against whom such indemnity may be sought on or before 5:00 P.M., Chicago time, on the date on which such representation or warranty expires pursuant to this Section 9.01 (regardless of when the Losses in respect thereof may actually be incurred).

Section 9.02    Indemnification Provisions for Buyer’s Benefit.

(a)        Seller agrees to indemnify, defend and hold harmless Buyer and its Affiliates, officers, directors, managers, members, employees, Representatives, and agents (collectively, the “Buyer Indemnitees”) from and against any Losses they may incur or suffer resulting from, arising out of, relating to, or caused by:

              (i)         any inaccuracy in or the breach of any representation or warranty of Seller in this Agreement;

              (ii)         the nonperformance or breach of any covenant or agreement made by Seller under this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Seller pursuant to this Agreement;

              (iii)         any Excluded Assets or Excluded Liabilities; and

              (iv)         any matter, item, condition or circumstance listed, contained or otherwise referred to in Section 9.02(a)(iv) of the Disclosure Letter.

(b)        To the extent any claim for indemnification arises under Section 9.02(a)(i) and the representation or warranty is qualified by reference to materiality or a Material Adverse Effect, such representation or warranty shall be treated as if it did not contain any limitation as to materiality or Material Adverse Effect for the purposes of determining the amount of Losses.

(c)        Payments by Seller pursuant to Section 9.02(a) in respect of any Losses shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Buyer Indemnitees in respect of any such Loss. Notwithstanding the foregoing, no Buyer Indemnitee shall have any duty or obligation to seek to obtain or continue to pursue any such recoveries under insurance policies or indemnity, contribution, or other agreement with respect to Losses, or to maintain any insurance policy.

(d)        Any Liability for indemnification under this Section 9.02 shall be determined without duplication of recovery in the event that a state of facts gives rise to the same Losses arising from a breach of more than one representation, warranty, covenant or agreement or for which recovery has been obtained pursuant to any other provision of this Agreement.

Section 9.03    Indemnification Provisions for Seller’s Benefit.

(a)        Buyer shall be obligated to indemnify, defend and hold harmless Seller and its Affiliates, officers, directors, managers, members, employees, Representatives, and agents (the “Seller Indemnitees”) from and against the entirety of any Losses they may suffer resulting from, arising out of, relating to or caused by

              (i)         the breach of any representation or warranty of Buyer in this Agreement;

              (ii)         the nonperformance or breach of any covenant or agreement made by Buyer under this Agreement, the other Transaction Documents or any certificate or instrument delivered by or on behalf of Buyer pursuant to this Agreement; and

              (iii)         the Assumed Liabilities.

(b)        To the extent any claim for indemnification arises under Section 9.03(a)(i) and the representation or warranty is qualified by reference to materiality or a Material Adverse Effect, such representation or warranty shall be treated as if it did not contain any limitation as to materiality or Material Adverse Effect for the purposes of determining the amount of Losses.

(c)        Payments by Buyer pursuant to Section 9.03(a) in respect of any Losses shall be limited to the amount of any Liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received by the Seller Indemnitees in respect of any such Loss. Notwithstanding the foregoing, no Seller Indemnitee shall have any duty or obligation to seek to obtain or continue to pursue any such recoveries under insurance policies or indemnity, contribution, or other agreement with respect to Losses, or to maintain any insurance policy.

(d)        Any Liability for indemnification under this Section 9.03 shall be determined without duplication of recovery in the event that a state of facts gives rise to the same Losses arising from a breach of more than one representation, warranty, covenant or agreement.

Section 9.04    Certain Limitations. The indemnification provided for in Section 9.02 and Section 9.03 shall be subject to the following limitations:

(a)        Seller shall not be liable to the Buyer Indemnitees for indemnification under Section 9.02(a)(i) until the aggregate amount of all Losses in respect of indemnification under exceeds $25,000 (the “Basket”), in which event Seller shall only pay or be liable for all such Losses over and above the Basket. The aggregate amount of all Losses for which Seller shall be liable pursuant to Section 9.02(a)(i) shall not exceed $5,040,000 (the “Cap”).

(b)        Buyer shall not be liable to the Seller Indemnitees for indemnification under Section 9.03(a)(i) until the aggregate amount of all Losses in respect of indemnification under Section 9.03(a)(i) exceeds the Basket, in which event Buyer shall only pay or be liable for all such Losses over and above the Basket. The aggregate amount of all Losses for which Buyer shall be liable pursuant to Section 9.03(a)(i) shall not exceed the Cap.

(c)        In no event will any Party be entitled to recover or make a claim for any amounts in respect of, and in no event will “Losses” be deemed to include consequential, exemplary or punitive damages, lost profits or revenues, business interruption, diminution in value and no “multiple of earnings” or “multiple of cash flow” or similar valuation methodology will be used in calculating the amount of any Losses, except if damages are assessed against a Party using such methodology in connection with a Third Party Claim. In the event Buyer proceeds with the Closing despite James R. Meyer or Matthew S. Kohnke obtaining actual knowledge after the date of this Agreement of a circumstance or condition pursuant to Section 6.01(a) of any breach by Seller of any representation, warranty, agreement or covenant contained in this Agreement, and Seller did not have Knowledge of such circumstance or condition prior to the date of this Agreement, then no Buyer Indemnitee will have any claim or recourse against Seller with respect to such breach under this Article IX.

(d)        Notwithstanding the foregoing, the limitations set forth in Section 9.04(a), Section 9.04(b) and Section 9.04(c) shall not apply to Losses based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any Fundamental Representations; provided that each Party’s obligations to indemnify the other under this Agreement shall in no event exceed the Purchase Price (prior to any adjustments set forth in this Agreement), unless the liability results from or arises out of fraud by either Buyer or Seller or their respective Affiliates or Representatives as finally determined by a court of competent jurisdiction, or with respect to any Excluded Liabilities which shall not be subject to any such limitation or reduce the indemnification available for any other Losses under this Agreement.

Section 9.05    Matters Involving Third Parties.

(a)        If any third party shall notify any Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which, if true (without any responsibility for independent investigation of the facts or law contained in such notice from the third party), would give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article IX, then the Indemnified Party shall promptly notify each Indemnifying Party in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless the Indemnifying Party thereby is prejudiced (and then solely to the extent of such prejudice) by such failure to provide timely notice. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party.

(b)        Any Indemnifying Party will have the right to participate in or assume, at the Indemnifying Party’s sole cost and expense, the defense of the Third Party Claim with counsel of its choice if such Indemnifying Party notifies the Indemnified Party in writing within

30 days after receipt of the notice of the Third Party Claim that it intends to assume the defense of the Third Party Claim. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 9.05(c), it shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party and the Indemnified Party shall cooperate in good faith in the defense of the Third Party Claim. The Indemnified Party may retain separate co-counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party subject to the Indemnifying Party’s right to control the defense thereof; provided, however, in the event that the interests of the Indemnifying Party and the Indemnified Party diverge to the extent that a conflict of interest would exist for counsel of the Indemnifying Party to represent both the Indemnifying Party and the Indemnified Party (in the reasonable discretion of the Indemnified Party), the Indemnified Party may retain separate co-counsel, and participate through such counsel in the defense of the Third Party Claim. Seller and Buyer shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(c)        The Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, conditioned, or delayed) unless the judgment or proposed settlement involves only the payment of money damages by one or more of the Indemnifying Parties and does not impose an injunction or other equitable relief upon the Indemnified Party and such judgment or proposed settlement includes the giving by the claimant or the plaintiff of a release of the Indemnified Party, reasonably satisfactory to the Indemnified Party, from all Losses with respect to such Third Party Claim.

(d)        In the event the Indemnifying Party does not elect to compromise or defend the Third Party Claim or fails to notify the Indemnified Party in writing within 30 days after receipt of the notice of the Third Party Claim in accordance with Section 9.05(b)(i) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith unless such settlement would result in an injunction or other equitable relief with respect to the Indemnifying Party), and the Indemnifying Party will remain responsible for any Losses the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim to the fullest extent provided in this Article IX.

Section 9.06    Direct Claims. Any claim by an Indemnified Party on account of Losses which does not result from a Third Party Claim (“Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party prompt written notice thereof (the “Indemnity Notice”). The failure to give the Indemnity Notice promptly shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party forfeits rights or defenses by reason of such failure. Such notice by the

Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party. The Indemnifying Party shall have 30 days after its receipt of the Indemnity Notice to respond in writing to such Direct Claim. During such 30-day period, the Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Indemnified Party’s premises and personnel and the right to examine and copy any accounts, documents or records directly related to the Direct Claim) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such 30-day period, the Indemnifying Party shall be deemed to have rejected such claim, in which case the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 9.07    Payments. Once a Loss is agreed to by the Indemnifying Party or is payable pursuant to this Article IX, the Indemnifying Party shall satisfy its obligations within 10 Business Days thereof by wire transfer of immediately available funds.

Section 9.08    Buyer Right of Set Off. Buyer has the right, at its sole discretion, to set off any amount to which it may be entitled from Seller under this Article IX against any amount otherwise payable by Buyer to Seller other than accounts receivable payable by Buyer to Seller or its Affiliates in the Ordinary Course of Business. The exercise of such set-off right in good faith shall not constitute a breach or event of default under any contract relating to any amount against which the set-off is applied.

Section 9.09    Exclusive Remedy. From and after the Closing, the Indemnified Parties’ sole and exclusive remedy against any Indemnifying Party, with respect to any and all claims relating to this Agreement, shall be pursuant to the provisions of this Article IX. Notwithstanding the foregoing, this Section 9.09 shall not operate to limit the rights of any party to (a) seek equitable remedies (including specific performance or injunctive relief), (b) any remedies available to it in the event of fraud of another party, (c) any other remedy specifically provided in this Agreement or the other Transaction Documents, or (d) in the event the other Party fails to comply with its obligations under this Article IX.

Section 9.10    Adjustment to Purchase Price. The Parties agree to treat all payments made pursuant to the indemnification provisions set forth in this Article IX, as adjustments to the Purchase Price for Tax purposes.

ARTICLE X

MISCELLANEOUS

Section 10.01    No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. No provision of this Agreement (including the documents and instruments referred to herein) creates any rights in any employee or former employee of Seller (including any beneficiary or dependent thereof) in respect of continued employment or resumed employment, and no provision of this Agreement creates any rights in any such Persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plan or arrangement. No provision of this Agreement shall interfere with the right of Buyer or its Affiliates, following any employment of any Transferred Employee, to terminate the employment of any such Transferred Employee at any time, with or without cause, or restrict Buyer or its Affiliates in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of any such Transferred Employee. No provision of this Agreement shall be deemed to be the adoption of, or an amendment to, any Employee Benefit Plan or any other employee benefit plan, as defined in Section 3(3) of ERISA, or otherwise limit the right of Seller, any ERISA Affiliate or Buyer to amend, modify or terminate any such employee benefit plan.

Section 10.02    Entire Agreement. This Agreement and the other Transaction Documents (including the documents referred to herein and therein) constitute the entire agreement among the Parties and supersede any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 10.03    Succession and Assignment.

(a)        This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that either Party may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates, (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer or Seller, as applicable, nonetheless shall remain responsible for the performance of all of its obligations hereunder), or with respect to Buyer (iii) assign its rights under this Agreement for collateral security purposes to any lenders providing financing to Buyer or any of its Affiliates, provided that, in each such case, Buyer or Seller remains liable under this Agreement to the same extent as though the assignment or designation had not occurred.

(b)        For purposes of clarity, the foregoing limitation on the Parties’ ability to assign either this Agreement or any of its rights, interests, or obligations shall not under any circumstances prohibit, limit or otherwise interfere with Buyer’s ability to sell, assign, convey or otherwise transfer any of the Purchased Assets after Closing.

Section 10.04    Bulk Sales. Each Party hereby waives compliance by the other with the provisions of the bulk transfer, bulk sales or similar law of any jurisdiction with respect to the transactions contemplated by this Agreement. Seller agrees to pay and discharge, promptly and diligently, when due, or to contest or litigate all claims of creditors which could be asserted against Buyer or the Purchased Assets by reason of such noncompliance, to indemnify, defend at their own expense and hold Buyer harmless from and against any and all such claims and, upon receipt of written notice from Buyer of the existence thereof, to take promptly all necessary action to remove or cause to be removed any Encumbrance which may be placed on any of the Purchased Assets by a creditor of Seller by reason of such noncompliance.

Section 10.05 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile or other electronic transmission), each of which shall be deemed an original but all of which together will constitute one and the same instrument. This Agreement, to the extent signed and delivered by means of a facsimile machine or by other electronic transmission of a manual signature (by portable document format (pdf) or other method that enables the recipient to reproduce a copy of the manual signature), shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

Section 10.06 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.07 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) when delivered personally to the recipient, (b) one Business Day after being sent to the recipient by nationally recognized overnight courier service (charges prepaid), (c) upon confirmation of transmission by the recipient (which confirmation may be by email), if sent by email, or (d) four Business Days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, in each case if properly addressed to the intended recipient as set forth below:

If to Buyer:	FreightCar Alabama, LLC c/o FreightCar America, Inc. 2 North Riverside Plaza, Suite 1300 Chicago, Illinois 60606 Attn: General Counsel

Copy to:	Kelley Drye & Warren LLP 333 West Wacker Drive, Suite 2600 Chicago, Illinois 60606 Attn: Andrew Pillsbury Email: APillsbury@KelleyDrye.com

If to Seller:	Navistar, Inc. 2701 Navistar Dr. Lisle, IL 60532 Attn: Lisa P. Conlon and Bob Brandt Email: Lisa.Conlon@Navistar.com and Bob.Brandt@Navistar.com

Copy to:	Jones Day 77 W. Wacker Dr. Suite 3500 Chicago, IL 60601 Attn: Brian L. Sedlak and Timothy P. FitzSimons Email: brianlsedlak@jonesday.com and tfitzsimons@jonesday.com

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Section 10.08 Dispute Resolution; WAIVER OF JURY TRIAL.

(a)        If a dispute arises relating to this Agreement (including a dispute involving the indemnification obligations due by either Party pursuant to Article IX), either Party may give written notice to the other Party and the executives from each of Buyer and Seller who are senior (when possible) to the people with responsibility for administering this Agreement and who have the authority to resolve the dispute shall meet face to face at a mutually agreeable location and time and attempt in good faith to resolve the dispute (the “Good Faith Meeting”). The notice shall include the applicable Party’s position and a summary of reasons supporting that position. In the event that the Parties are unable to resolve a dispute pursuant to a Good Faith Meeting within 30 days after the Good Faith Meeting, then the Parties agree that the appropriate, exclusive and convenient forum for any disputes or Proceeding between or among any of the Parties hereto arising out of or related to this Agreement or the transactions contemplated hereby is the federal courts of the United States of America or the courts of the State of Illinois, in each case located in the City of Chicago and County of Cook, and each Party irrevocably submits to the exclusive jurisdiction of such courts in any such Proceeding. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any Proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any Proceeding brought in any such court has been brought in an inconvenient forum. Nothing in this Section 10.08 will limit the rights of the Parties to obtain execution of a judgment in any other jurisdiction.

(b)        EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION AT LAW, IN EQUITY, IN CONTRACT, IN TORT OR OTHERWISE DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (II) IT MAKES SUCH WAIVERS VOLUNTARILY AND (III) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 10.08(b).

Section 10.09 Governing Law; Jurisdiction.

(a)        This Agreement and all Proceedings (whether at law, in equity, in contract, in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the negotiation, execution or performance hereof shall be governed by and construed in accordance with the domestic Laws of the State of Illinois without giving effect to any choice or conflict of Law provision or rule (whether of the State of Illinois or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Illinois.

(b)        Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the state courts of the State of Illinois or, if such court will not have jurisdiction, any federal court of the United States of America sitting in Illinois, and any appellate court from any appeal thereof, in any Proceeding at law, in equity, in contract, in tort or otherwise based upon, arising out of or relating to this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the state courts of the State of Illinois or, to the extent permitted by Law, in such federal court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in the state courts of the State of Illinois or such federal court and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in the state courts of the State of Illinois or such federal court. Each of the Parties agrees that a final judgment in any such Proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party irrevocably consents to service of process in the manner provided for notices in Section 10.07. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

Section 10.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

Section 10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

Section 10.12 Expenses. Except as otherwise provided herein, Buyer and Seller will pay all of their own fees, costs and expenses (including fees, costs and expenses of legal counsel, investment bankers, brokers or other Representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement, the performance of their respective obligations hereunder, and the consummation of the transactions contemplated hereby.

Section 10.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.

Section 10.14 Interpretation. The use of the masculine, feminine or neuter gender or the singular or plural form of words used herein (including defined terms) shall not limit any provision of this Agreement. The terms “include,” “includes” and “including” are not intended to be limiting and shall be deemed to be followed by the words “without limitation” (whether or not they are in fact followed by such words) or words of like import. The term “or” has the inclusive meaning represented by the phrase “and/or.” Reference to a particular Person includes such Person’s successors and assigns to the extent such successors and assigns are permitted by the terms of any applicable agreement. Reference to a particular agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof. The terms “dollars” and “$” mean United States Dollars. The Exhibits and Disclosure Letter identified in this Agreement are incorporated into this Agreement by reference and made a part hereof. References to Articles, Sections, paragraphs, clauses, Exhibits or Schedules shall refer to those portions of this Agreement. The use of the terms “hereunder,” “hereof,” “hereto” and words of similar import shall refer to this Agreement as a whole and not to any particular Article, Section, paragraph or clause of, or Exhibit or Schedule to, this Agreement. Any reference to any federal, state, local, or foreign statute or Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

Section 10.15 Seller. Each representation and warranty regarding Seller shall be deemed a representation and warranty with respect to each of Navistar and International Truck. Each covenant or agreement of Seller hereunder (including any indemnification obligation under Article IX or any other Liability under this Agreement) shall be a joint and several obligation of each of Navistar and International Truck, and with respect to any covenant limiting actions of Seller after the Closing, shall be deemed a covenant by Seller to cause its Affiliates to refrain from such actions as well. All other references to Seller in this Agreement shall be deemed a reference to each Seller.

Section 10.16 Injunctive Relief. The Parties hereby agree that the Business and the Facility are unique and recognize and affirm that in the event of a breach of this Agreement money damages may be inadequate and that they may have no adequate remedy at Law. It is accordingly agreed that, in addition to and without limiting any other remedy or right it may have, each Party shall be entitled to seek an injunction, specific performance, or other equitable relief in any court of competent jurisdiction, without any necessity of proving damages or any requirement for the posting of a bond or other security, to enforce its rights and the other Parties’ obligations hereunder. Each Party hereby waives any and all defenses it may have on the ground of lack of jurisdiction or competence of the court to grant such an injunction, specific performance, or other equitable relief hereunder.

[Signature page to follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Asset Purchase Agreement as of the date first above written.

SELLER:

NAVISTAR, INC.

By:	/s/ Scott F. Renier
Name: Scott F. Renier
Title:	Vice President, Business Development and Strategy

INTERNATIONAL TRUCK AND ENGINE INVESTMENTS CORPORATION

By:	/s/ Scott F. Renier
Name: Scott F. Renier
Title: Vice President

[Signature Page to Asset Purchase Agreement]

BUYER:

FREIGHTCAR ALABAMA, LLC

By:	/s/ Matthew S. Kohnke
Name: Matthew S. Kohnke
Title: Chief Financial Officer

[Signature Page to Asset Purchase Agreement]